                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-17775


Dear West Carroll Bancshares, Inc. Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of West Carroll Bancshares, Inc. ("West Carroll") to be held at the main banking office of West Carroll National Bank (the "Bank"), 100 North Horner Street, Oak Grove, Louisiana, 71263 on February 18, 1997, at 5:00 p.m., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which West Carroll will merge (the "Merger") with and into Regions, and West Carroll National Bank, a wholly owned subsidiary of West Carroll, will become a wholly owned subsidiary of Regions until combined with Regions Bank of Louisiana, Regions' principal banking subsidiary in Louisiana. Upon consummation of the Merger, each share of West Carroll common stock issued and outstanding (except for certain shares held by West Carroll or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 4.0 shares of Regions common stock.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of West Carroll has agreed to vote those West Carroll shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by West Carroll stockholders and approval of the Merger by various regulatory agencies.

     Stockholders of West Carroll who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their West Carroll shares in cash, as provided by applicable law.

     It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the common stock of West Carroll represented in person or by proxy at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for West Carroll, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                                              Sincerely,



                                              William E. Pratt
                                              President

                          WEST CARROLL BANCSHARES, INC.
              100 NORTH HORNER STREET, OAK GROVE, LOUISIANA, 71263
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 18, 1997

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of West Carroll Bancshares, Inc. ("West Carroll"), the parent bank holding company of West Carroll National Bank (the "Bank"), will be held at the main office of the Bank, 100 North Horner Street, Oak Grove, Louisiana, 71263 on February 18, 1997, at 5:00 p.m., local time, for the following purposes:

     1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of June 25, 1996 (the "Agreement"), by and between West Carroll and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of West Carroll through the merger of West Carroll with and into Regions (the "Merger") and (ii) each share of West Carroll common stock (except for certain shares held by West Carroll or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 4.0 shares of Regions common stock, all as described more fully in the accompanying Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, or any adjournment thereof.
     Only stockholders of record at the close of business on January 3, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.
     Stockholders of West Carroll have a right to dissent from the Merger and obtain payment of the faiIr value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix B. DISSENTING STOCKHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE LOUISIANA BUSINESS CORPORATION LAW WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE TRANSACTION IS EFFECTED UPON APPROVAL BY LESS THAN 80% OF THE CORPORATION'S TOTAL VOTING POWER.

     The Board of Directors of West Carroll unanimously recommends that holders of West Carroll common stock vote to approve the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of West Carroll an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                      By Order of the Board of Directors



                                      W. Elton Kennedy
                                      Corporate Secretary
January 8, 1997

             WEST CARROLL BANCSHARES, INC.                           REGIONS FINANCIAL CORPORATION
                    PROXY STATEMENT                                           PROSPECTUS
          FOR SPECIAL MEETING OF STOCKHOLDERS                                COMMON STOCK
             TO BE HELD FEBRUARY 18, 1997                                  (PAR VALUE $.625)

              -----------------------------------------------------


     This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of West Carroll Bancshares, Inc. ("West Carroll") upon consummation of the proposed merger (the "Merger") described herein, by which West Carroll will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of June 25, 1996, by and between Regions and West Carroll (the "Agreement").

     On the effective date of the Merger (the "Effective Date"), except as described herein, (i) West Carroll will merge with and into Regions and (ii) each outstanding share of the $1.00 par value common stock of West Carroll ("West Carroll Common Stock") (except for certain shares held by West Carroll or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 4.0 shares of Regions Common Stock. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

     As a result of the Merger, the separate existence of West Carroll will cease, and West Carroll National Bank (the "Bank"), the wholly owned subsidiary of West Carroll, will become a wholly owned subsidiary of Regions until combined with Regions Bank of Louisiana, Regions' principal banking subsidiary in Louisiana. For a further description of the terms of the Merger, see "Description of the Transaction."

     This Prospectus also constitutes a Proxy Statement of West Carroll and is being furnished to the stockholders of West Carroll in connection with the solicitation of proxies by the Board of Directors of West Carroll for use at its special meeting of stockholders, including any adjournment thereof (the "Special Meeting"), to be held on February 18, 1997, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of West Carroll on or about January 8, 1997.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is January 8, 1997.

                              AVAILABLE INFORMATION

     Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or West Carroll. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or West Carroll since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to West Carroll was supplied by West Carroll.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (which includes supplemental consolidated financial statements of Regions, giving effect to the March 1, 1996 combination of First National Bancorp with Regions, accounted for as a pooling of interests);

          2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1996;

          3. Regions' Current Report on Form 8-K dated as of March 1, 1996, and amendment no. 1 thereto filed March 28, 1996;

          4. Regions' Current Report on Form 8-K filed June 4, 1996 (which includes management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the combination of First National Bancorp with Regions, accounted for as a pooling of interests);

          5. Regions' Current Report on Form 8-K filed June 26, 1996;

          6. Regions' Current Report on Form 8-K filed November 20, 1996;

          7. Regions' report on Form 10-C filed March 11, 1996; and

          8. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1995, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1995," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. In particular, reference is made to the Regions' Annual Report on Form 10-K for the year ended December 31, 1995, and Regions' Current Report on Form 8-K dated June 4, 1996, which include supplemental consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of Regions, giving effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Summary" and "Business of Regions--Recent Developments."

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (334) 832-8401). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 10, 1997.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................................................................2
DOCUMENTS INCORPORATED BY REFERENCE...............................................................................2
SUMMARY...........................................................................................................6
     The Parties..................................................................................................6
     Special Meeting of West Carroll Stockholders.................................................................7
     Record Date; Vote Required...................................................................................7
     The Merger; Exchange Ratio...................................................................................7
     Dissenting Stockholders .....................................................................................7
     Reasons for the Merger; Recommendation of West Carroll's Board
        of Directors..............................................................................................8
     Effective Date...............................................................................................8
     Exchange of Stock Certificates...............................................................................8
     Regulatory Approvals and Other Conditions....................................................................8
     Waiver, Amendment, and Termination of the Agreement..........................................................9
     Interests of Certain Persons in the Merger...................................................................9
     Certain Federal Income Tax Consequences of the Merger........................................................9
     Certain Differences in Stockholders' Rights..................................................................9
     Comparative Market Prices of Common Stock...................................................................10
     Comparative Per Share Data..................................................................................10
     Selected Financial Data.....................................................................................11
THE SPECIAL MEETING..............................................................................................14
     General.....................................................................................................14
     Record Date; Vote Required..................................................................................14
DESCRIPTION OF THE TRANSACTION...................................................................................15
     General.....................................................................................................15
     Treatment of West Carroll Options...........................................................................15
     Background of and Reasons for the Merger....................................................................15
     Effective Date of the Merger................................................................................17
     Distribution of Regions Stock Certificates..................................................................18
     Conditions to Consummation of the Merger....................................................................18
     Regulatory Approvals........................................................................................19
     Waiver, Amendment, and Termination of the Agreement.........................................................19
     Conduct of Business Pending the Merger......................................................................20
     Management Following the Merger.............................................................................21
     Interests of Certain Persons in the Merger..................................................................21
     Dissenting Stockholders ....................................................................................22
     Certain Federal Income Tax Consequences of the Merger.......................................................24
     Accounting Treatment........................................................................................25
     Expenses and Fees...........................................................................................25
     Resales of Regions Common Stock.............................................................................25
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS...................................................................26
     Antitakeover Provisions Generally...........................................................................26
     Authorized Capital Stock....................................................................................27
     Amendment of Certificate of Incorporation and Bylaws........................................................27
     Classified Board of Directors and Absence of Cumulative Voting..............................................28
     Removal of Directors........................................................................................28
     Limitations on Director Liability...........................................................................28

                                        4

     Indemnification.............................................................................................29
     Special Meetings of Stockholders............................................................................29
     Actions by Stockholders Without a Meeting...................................................................30
     Stockholder Nominations and Proposals.......................................................................30
     Mergers, Consolidations, and Sales of Assets Generally......................................................30
     Business Combinations with Certain Persons..................................................................31
     Dissenters' Rights of Appraisal.............................................................................32
     Stockholders' Rights to Examine Books and Records...........................................................32
     Dividends...................................................................................................33
COMPARATIVE MARKET PRICES AND DIVIDENDS..........................................................................33
WEST CARROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................................................34
BUSINESS OF WEST CARROLL ........................................................................................44
     General.....................................................................................................44
     Business and Properties.....................................................................................44
     Competition.................................................................................................44
     Legal Proceedings...........................................................................................44
     Management..................................................................................................45
     Employee Benefit Plans......................................................................................46
     Transactions with Management................................................................................46
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF WEST CARROLL.....................................................47
BUSINESS OF REGIONS..............................................................................................48
     General.....................................................................................................48
     Recent Developments.........................................................................................49
SUMMARY PRO FORMA FINANCIAL DATA ................................................................................51
     Selected Pro Forma Combined Data for Regions and West Carroll...............................................51
     Selected Pro Forma Combined Data for Regions, West Carroll, and
        Other Pending Acquisitions...............................................................................52
CERTAIN REGULATORY CONSIDERATIONS................................................................................54
     General.....................................................................................................54
     Payment of Dividends........................................................................................55
     Capital Adequacy............................................................................................56
     Support of Subsidiary Institutions..........................................................................57
     Prompt Corrective Action....................................................................................57
     FDIC Insurance Assessments..................................................................................58
DESCRIPTION OF REGIONS COMMON STOCK..............................................................................60
STOCKHOLDER PROPOSALS............................................................................................60
EXPERTS..........................................................................................................60
OPINIONS.........................................................................................................60
INDEX TO WEST CARROLL FINANCIAL STATEMENTS......................................................................F-1
APPENDIX A--Agreement and Plan of Merger........................................................................A-1
APPENDIX B--Copy of Section 131 of the Louisiana Business Corporation Law.......................................B-1

                                     SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "West Carroll" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

     West Carroll. West Carroll is a bank holding company organized under the laws of the state of Louisiana, with its principal executive office located in Oak Grove, Louisiana. West Carroll operates principally through the Bank, which is a wholly owned subsidiary of West Carroll and a national bank and which provides a range of retail banking services in West Carroll and Morehouse Parishes, Louisiana through three full-service offices and two additional drive-up offices. At September 30, 1996, West Carroll had total consolidated assets of approximately $125 million, total consolidated deposits of approximately $110 million, and total consolidated stockholders' equity of approximately $14 million. West Carroll's principal executive office is located at 100 North Horner Street, Oak Grove, Louisiana, 71263 and its telephone number at such address is (318) 428- 4221.

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 373 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1996. At that date, Regions had total consolidated assets of approximately $18.7 billion, total consolidated deposits of approximately $15.2 billion, and total consolidated stockholders' equity of approximately $1.6 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1996 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Since December 31, 1995, Regions has completed the acquisitions of eight financial institutions, six of which are located in Georgia and two of which are located in Louisiana (referred to as the "Recently Completed Acquisitions"). Regions also has entered into definitive agreements to acquire, in addition to West Carroll, three additional financial institutions, one of which is located in each of Florida, Georgia, and Louisiana (the "Other Pending Acquisitions"). For information with respect to the Recently Completed Acquisitions and the Other Pending Acquisitions, see "Documents Incorporated by Reference" and "Business of Regions--Recent Developments." In addition, Regions has announced entering into agreements to acquire three additional financial institutions. See "Business of Regions--Recent Developments."

     Regions commenced operations in 1971 under its former name First Alabama Bancshares, Inc. as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF WEST CARROLL STOCKHOLDERS

     The Special Meeting will be held at 5:00 p.m., local time, on February 18, 1997, at the Bank's main office, 100 North Horner Street, Oak Grove, Louisiana, 71263, for the purpose of considering and voting on approval of the Agreement and related matters. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

     Only holders of record of West Carroll Common Stock at the close of business on January 3, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of a majority of the shares of the West Carroll Common Stock represented in person or by proxy at the Special Meeting will be required to approve the Agreement. As of the Record Date, there were 152,000 shares of West Carroll Common Stock outstanding and entitled to be voted.

     The directors and executive officers of West Carroll and the Bank and their affiliates and associates beneficially owned, as of the Record Date, 73,300 shares (or approximately 48.22% of the outstanding shares) of West Carroll Common Stock. Each member of the Board of Directors of West Carroll has agreed to vote those West Carroll shares beneficially owned by such member in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of West Carroll Common Stock. As of that date, neither West Carroll nor Regions held any shares of West Carroll Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of West Carroll by Regions pursuant to the Merger of West Carroll with and into Regions. On the Effective Date, each share of West Carroll Common Stock then issued and outstanding (excluding any shares held by stockholders who perfect their dissenters' rights of appraisal and shares held by West Carroll, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into 4.0 shares of Regions Common Stock (the "Exchange Ratio"). No fractional shares of Regions Common Stock will be issued. See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

     Holders of West Carroll Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of West Carroll Common Stock in cash in accordance with the applicable provisions of the Louisiana Business Corporation Law (the "Louisiana Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenting Stockholders," and the applicable provisions of the Louisiana Act are reproduced as Appendix B.

REASONS FOR THE MERGER; RECOMMENDATION OF WEST CARROLL'S BOARD OF DIRECTORS

     West Carroll's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is in the best interests of West Carroll and its stockholders, the Bank, its employees, customers and the communities which the Bank serves. Accordingly, West Carroll's Board unanimously recommends that West Carroll's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF WEST CARROLL HAS AGREED TO VOTE THOSE SHARES OF WEST CARROLL COMMON STOCK BENEFICIALLY OWNED BY SUCH MEMBER IN FAVOR OF THE AGREEMENT. In approving the Merger, West Carroll's directors considered, among other things, West Carroll's financial condition, the consideration to be received from Regions, the financial terms and the income tax consequences of the Merger, the financial condition and prospects of Regions, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger. See "Description of the Transaction--Background of and Reasons for the Merger."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and West Carroll, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval or consent required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of West Carroll stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction-- Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of West Carroll a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of West Carroll Common Stock for certificates representing shares of Regions Common Stock. WEST CARROLL STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates."

REGULATORY APPROVALS AND OTHER CONDITIONS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Commissioner of Financial Institutions of the state of Louisiana (the "Louisiana Commissioner"). Applications for the requisite approvals have been or soon will be filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the Louisiana Commissioner and the Federal Reserve will be given or as to the timing or conditions of such approvals.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of West Carroll stockholders, receipt of an opinion of counsel or a ruling from the Internal Revenue Service as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction-- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both West Carroll and Regions, or by action of the Board of Directors of either party under certain circumstances, including if the Merger is not consummated by April 30, 1997, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, West Carroll will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of West Carroll's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of West Carroll generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification, eligibility for certain Regions employee benefits, existing employment agreements and the payments to be made thereunder as a consequence of the Merger, and the treatment of outstanding incentive stock options to acquire West Carroll Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of West Carroll Common Stock for Regions Common Stock will not give rise to gain or loss to West Carroll stockholders, except to the extent of any cash received by a dissenting stockholder. Gain recognition, if any, will not be in excess of the amount of cash received. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

     DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, WEST CARROLL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     On the Effective Date, West Carroll stockholders, whose rights are governed by the Louisiana Act and by West Carroll's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

     The rights of Regions stockholders differ from the rights of West Carroll stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. West Carroll Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates,
(i) the last sale price of Regions Common Stock and (ii) the equivalent per share price (as explained below) of West Carroll Common Stock. The indicated dates of June 24, 1996, and January 3, 1997 represent, respectively, the last trading day immediately preceding public announcement of the proposed combination of West Carroll with Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                                                                       Equivalent
                                                                                           per
                                                                                       Share Price
                                                 Regions                            of West Carroll
Market Price Per Share at:                    Common Stock                            Common Stock
--------------------------                    ------------                          ---------------
June 24, 1996                                    $ 46.50                                $ 186.00
January 3, 1997                                    51.38                                  205.52

     The equivalent per share price of West Carroll Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 4.0. Stockholders are advised to obtain current market quotations for Regions Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date. There is no established market for West Carroll Common Stock and management of West Carroll is not aware of, and the stockholder records of West Carroll do not reflect, any recent purchase and sale of West Carroll Common Stock.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and West Carroll, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, (iii) an equivalent pro forma basis per share of West Carroll Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Other Pending Acquisitions (as defined under "Business of Regions--Recent Developments"), and (v) an equivalent pro forma basis per share of West Carroll Common Stock, giving effect to the Merger and the Other Pending Acquisitions. The Regions and West Carroll pro forma combined information and the West Carroll pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 4.0. The Regions, West Carroll, and Other Pending Acquisitions pro forma combined information and the West Carroll pro forma Merger and Other Pending Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Pending Acquisitions as described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, West Carroll, and Other Pending Acquisitions." See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and West Carroll, including the respective notes thereto. Regions' historical information has been restated to give effect to the combination of First National Bancorp with Regions, effected March 1, 1996, and accounted for as a pooling of interests. See "Documents Incorporated by Reference," "--Selected Financial Data," and "Index to West Carroll Financial Statements."


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                              ------------------       --------------------------
                                                                1996      1995          1995      1994      1993
                                                                ----      ----          ----      ----      ----
                                                                  (Unaudited)           (Unaudited except Regions
                                                                                       and West Carroll historical)
 INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE PER COMMON SHARE
Regions historical.......................................     $ 2.66    $ 2.49         $ 3.21    $ 3.10    $ 2.81
West Carroll historical(1) ..............................      11.00     11.76          15.54     15.06     13.25
Regions and West Carroll pro forma combined(2)...........       2.66                     3.22      3.11      2.82
West Carroll pro forma Merger equivalent(3)..............      10.64                    12.88     12.44     11.28
Regions, West Carroll, and Other Pending Acquisitions
     pro forma combined(4) ..............................       2.63                     3.23      3.10      2.83
West Carroll pro forma Merger and Other Pending
     Acquisitions equivalent(3)..........................      10.52                    12.92     12.40     11.32
DIVIDENDS DECLARED PER COMMON
SHARE
Regions historical.......................................     $ 1.05    $  .99         $ 1.32    $ 1.20    $ 1.04
West Carroll historical..................................       1.75       .00            .00       .00       .00
West Carroll pro forma Merger equivalent(5)..............       4.20      3.96           5.28      4.80      4.16
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions historical.......................................     $24.86    $23.00         $23.38    $21.26    $19.85
West Carroll historical..................................      91.45     76.78          82.33     62.69     49.17
Regions and West Carroll pro forma combined(2)...........      24.84
West Carroll pro forma Merger equivalent(3)..............      99.36
Regions, West Carroll, and Other Pending Acquisitions
     pro forma combined(4)...............................      24.89
West Carroll pro forma Merger and Other Pending
     Acquisitions equivalent(3)..........................      99.56


(1)  Represents earnings per share on a fully diluted basis.
(2) Represents the combined results of Regions and West Carroll as if the Merger were consummated on January 1, 1993 (or September 30, 1996, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.
(3) Represents pro forma combined information multiplied by the Exchange Ratio of 4.0 shares of Regions Common Stock for each share of West Carroll Common Stock.
(4) Represents the pro forma combined information of Regions, West Carroll, and Other Pending Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (2) and the Other Pending Acquisitions were consummated at the time and pursuant to the accounting bases described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, West Carroll, and Other Pending Acquisitions."
(5) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 4.0 shares of Regions Common Stock for each share of West Carroll Common Stock.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and West Carroll. The data for Regions have been restated to give effect to the combination with First National Bancorp consummated on March 1, 1996, which was accounted for as a pooling of interests. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and West Carroll incorporated by reference or included herein. Interim unaudited data for the nine months ended September 30, 1996 and 1995 of Regions and West Carroll reflect, in the opinion of the respective managements of Regions and West Carroll, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference" and "Index to West Carroll Financial Statements."

Selected Historical Financial Data of Regions

                                           NINE MONTHS
                                        ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                    ------------------------   -------------------------------------------------------
                                        1996        1995        1995         1994        1993        1992        1991
                                        ----        ----        ----         ----        ----        ----        ----
                                           (Unaudited)
                                                      (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income...........$  1,029,151 $   937,180 $ 1,259,600 $    991,693 $   746,544  $  737,094 $    778,848
  Total interest expense .........     508,573     472,106     635,336      436,157     296,195     324,420      428,083
  Net interest income.............     520,578     465,074     624,264      555,536     450,349     412,674      350,765
  Provision for loan losses.......      21,734      17,275      30,271       20,580      24,695      39,367       34,879
  Net interest income after
       loan loss provision........     498,844     447,799     593,993      534,956     425,654     373,307      315,886
  Total noninterest income excluding
       security gains (losses)....     162,759     138,919     187,830      171,705     169,318     148,007      129,232
  Security gains (losses).........         259         307        (424)         344         831       2,353          (89)
  Total noninterest expense.......     415,955     355,734     487,461      442,376     383,130     343,279      302,795
  Income tax expense..............      81,022      77,339      96,109       84,109      66,169      56,405       41,502
  Net income......................     164,885     153,952     197,829      180,520     146,504     123,983      100,732

PER SHARE DATA:
  Net income......................$       2.66 $      2.49 $      3.21 $       3.10 $      2.81  $      2.42 $     2.01
  Cash dividends..................        1.05         .99        1.32         1.20        1.04          .91         .87
  Book value......................       24.86       23.00       23.38        21.26       19.85        17.13       15.47

OTHER INFORMATION:
  Average number of shares outstanding  61,980      61,765      61,670       58,206      52,153       51,192      50,192

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets....................$ 18,731,424 $16,959,785 $16,851,774 $ 15,810,076 $13,163,161 $ 10,457,676 $ 9,188,048
  Securities......................   4,005,675   3,848,618   3,863,781    3,346,291   2,993,417    2,255,732   2,076,199
  Loans, net of unearned income...  13,032,238  11,567,327  11,542,311   10,855,195   8,430,931    6,657,557   5,726,818
  Total deposits..................  15,186,950  13,329,310  13,497,612   12,575,593  11,025,376    8,923,801   8,047,731
  Long-term debt..................     447,959     653,431     632,019      599,476     525,820      151,460      24,461
  Stockholders' equity............   1,554,740   1,418,056   1,429,253    1,286,322   1,106,361      886,116     779,002

PERFORMANCE RATIOS:
  Return on average assets (1)....        1.25%       1.26%       1.21%       1.27%        1.38%        1.29%       1.15%
  Return on average stockholders'
       equity (1).................       14.83       15.06       14.29       15.26        15.76        15.04       13.58
  Net interest margin (1).........        4.29        4.22        4.21        4.37         4.77         4.85        4.58
  Efficiency (2)..................       59.97       57.70       58.79       59.44        60.23        59.62       60.92
  Dividend payout.................       39.47       39.76       41.12       38.71        37.01        37.60       43.28

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (1).         .10%        .10%        .17%        .19%         .23%         .36%        .45%
  Problem assets to net loans and
       other real estate (3)......         .54         .65         .59         .75         1.12         1.29        1.62
  Nonperforming assets to net loans
       and other real estate (4)..         .73         .71         .68         .80         1.28         1.39        1.74
  Allowance for loan losses to loans,
       net of unearned income.....        1.37        1.36        1.38        1.32         1.48         1.51        1.34
  Allowance for loan losses to
       nonperforming assets (4)...      186.89      191.54      202.55      164.48       115.88       107.97       76.76

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets.............        8.41%       8.39%       8.44%       8.35%        8.76%        8.60%       8.49%
  Average loans to average deposits      85.01       86.91       86.12       79.90        76.41        71.59       72.34
  Tier 1 risk-based capital (5)...       10.71       10.82       11.14       10.69        11.13        11.68       11.85
  Total risk-based capital (5)....       13.53       14.28       14.61       14.29        13.48        14.44       13.19
  Tier 1 leverage (5).............        7.57        7.25        7.49        8.21        10.11         8.44        8.40

  (1) Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income
      (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier
      1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of West Carroll

                                           NINE MONTHS
                                        ENDED SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                    -------------------------          -------------------------------------------
                                         1996       1995       1995       1994        1993       1992        1991
                                         ----       ----       ----       ----        ----       ----        ----
                                                (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income...........  $   8,237   $  7,671   $  10,431   $   8,208  $   7,097   $   7,102   $  7,668
  Total interest expense .........      3,230      2,642       3,660       2,553      2,158       2,393      3,561
  Net interest income.............      5,007      5,029       6,771       5,655      4,939       4,709      4,107
  Provision for loan losses.......        285        205         250         (30)      (151)        240        190
  Net interest income after
       loan loss provision........      4,722      4,824       6,521       5,685      5,090       4,469      3,917
  Total noninterest income
       excluding security gains (losses)  838        742         932         805        759         449        463
  Security gains (losses).........         --         --          (7)         --       (109)       (123)        44
  Total noninterest expense.......      2,843      2,728       3,668       3,449      2,724       2,565      3,012
  Income tax expense..............        879        956       1,275         752        845         886        550
  Net income(1)...................  $   1,838   $  1,882   $   2,503   $   2,289  $   2,171   $   1,344   $    862

PER SHARE DATA(2)
  Primary earnings per share......  $   11.14   $  11.91   $   15.77   $   15.06  $   14.28   $    8.90   $   5.79
  Fully diluted earnings per share      11.00      11.76       15.54       15.06      14.28        8.90       5.79
  Cash dividends..................       1.75         --          --          --         --          --         --
  Book value......................      91.45      76.78       82.33       62.69      49.17       34.89      25.98

OTHER INFORMATION:
  Shares outstanding at end of period     152        152         152         152        152         152        149

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets....................  $ 125,220   $107,762   $ 117,071   $ 101,188  $  83,844   $  78,750   $ 79,415
  Securities .....................     33,099     24,799      28,674      26,736     28,499      36,150     26,717
  Loans, net of unearned income...     81,166     76,044      71,031      63,573     46,370      30,066     30,728
  Total deposits..................    110,288     93,916     103,812      90,936     75,630      72,437     73,340
  Long-term debt..................         --         --          --          --        123         245        370
  Stockholders' equity............     13,900     11,671      12,514       9,529      7,474       5,303      3,883

PERFORMANCE RATIOS:
  Return on average assets (3)....       2.01 %     2.38 %      2.35 %      2.50%      2.65 %      1.70 %     1.11 %
  Return on average stockholders'
       equity (3).................      20.28      25.82       23.04       27.47      33.41       25.25      17.96
  Net interest margin (3).........       5.86       6.89        6.76        6.45       6.28        6.02       5.61
  Dividend payout.................      14.41       0.00        0.00        0.00       0.00        0.00       0.00

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income (3).        .52 %      .10 %       .19 %       .17%       .19%       (.06)%      .32 %
  Problem assets to net loans and
       other real estate(4).......        .11        .11         .33         .40        .19         .23        .58
  Nonperforming assets to net loans
       and other real estate (5)..       1.01       1.29        1.07        1.57        .90        1.45       1.91
  Allowance for loan losses to loans,
       net of unearned income.....        .67        .75         .78         .69       1.23        2.70       1.73
  Allowance for loan losses to
       nonperforming assets (5)...      66.55      58.00       73.58       44.65     137.53      186.12      76.18

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets.............       9.92 %     9.20 %      9.26 %      9.26%      7.89 %      6.46 %     6.39 %
  Average loans to average deposits     69.66      74.60       74.08       71.35      53.91       42.93      46.08
  Tier 1 risk-based capital (6)...      16.41      16.88       17.25       14.56      14.86       15.25      14.09
  Total risk-based capital (6)....      17.06      17.72       18.03       15.22      15.99       16.51      15.34
  Tier 1 leverage (6).............      11.13      10.75       10.71        9.72       8.90        7.25       6.70

(1)Income for 1993 before cumulative effect of a change in accounting principle is $2,014,000 or $13.25 per share.
(2)Years prior to 1994 restated as result of 25 to 1 stock split declared November 1994.
(3)Interim period ratios are annualized.
(4)Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(5)Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(6)The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of West Carroll Common Stock in connection with the solicitation by the West Carroll Board of Directors of proxies for use at the Special Meeting, at which West Carroll stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at 5:00 p.m., local time, on February 18, 1997, at the main office of the Bank, located at 100 North Horner Street, Oak Grove, Louisiana, 71263.

     West Carroll stockholders are requested promptly to sign, date, and return the accompanying proxy card to West Carroll in the enclosed postage-paid, addressed envelope.

     Any West Carroll stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to West Carroll a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by West Carroll at or before the Special Meeting. Any notice of revocation should be sent to West Carroll Bancshares, Inc., 100 North Horner Street, Oak Grove, Louisiana, 71263,
Attention: W. Elton Kennedy, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of West Carroll Common Stock represented by properly executed proxies received at or prior to the Special Meeting unless subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING. As of the date of this Proxy Statement/Prospectus, West Carroll is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of West Carroll, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     West Carroll stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED
     West Carroll's Board of Directors has established the close of business on January 3, 1997, as the Record Date for determining the West Carroll stockholders entitled to notice of and to vote at the Special Meeting. Only West Carroll stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the West Carroll Common Stock represented in person or by proxy at the Special Meeting is required in order to approve the Agreement. As of the Record Date, there were approximately 78 holders of 152,000 shares of West Carroll Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by West Carroll to beneficially own more than 5.0% of the outstanding shares of West Carroll Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of West Carroll."

     The presence, in person or by proxy, of a majority of the outstanding shares of West Carroll Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of West Carroll Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the West Carroll Common Stock represented in person or by proxy at the Special Meeting.

     The directors and executive officers of West Carroll and their affiliates beneficially owned, as of the Record Date, 73,300 shares (or approximately 48.22% of the outstanding shares) of West Carroll Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of West Carroll Common Stock. As of that date, no subsidiary of either West Carroll or Regions held any shares of West Carroll Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     Each share of West Carroll Common Stock (excluding any shares held by West Carroll, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into 4.0 shares of Regions Common Stock. Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of Regions Common Stock will be issued in connection with the Merger.

TREATMENT OF WEST CARROLL OPTIONS

     The Agreement provides that all rights with respect to West Carroll Common Stock pursuant to stock options or stock appreciation rights granted by West Carroll under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. William E. Pratt, President of West Carroll, holds outstanding options to purchase 17,025 shares of West Carroll Common Stock at $27.12 per share, pursuant to an Incentive Stock Option Plan which was approved by West Carroll stockholders on November 17, 1994 and a written Option Agreement (the "Option Agreement") dated November 28, 1994. At the Effective Time of the Merger, William E. Pratt's rights to purchase 17,025 shares of West Carroll Common Stock at $27.12 per share will be converted into and will become rights to purchase 68,100 shares of Regions Common Stock at $6.78 per share, and, in accordance with the Merger Agreement, Regions will assume such West Carroll options under West Carroll's Incentive Stock Option Plan and the Option Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and from financial services companies such as insurance companies, brokerage firms, credit unions and other financial intermediaries, as well as a trend towards consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     The Board of Directors of West Carroll historically has provided policy making direction to management with a primary emphasis on enhancing stockholder value. This emphasis has been influenced by, among other things, the impact of the Bank on the economic well being of the communities and areas served by the Bank. In recent times, this emphasis has been particularly influenced by increased competition from larger financial institutions which have acquired independent community banks within the communities and areas served by the Bank.

     The Board of Directors of West Carroll investigated the potential impact of this new and increased competition and the increased activities in bank mergers and acquisitions in Louisiana, the Southeast Region, and the nation as a whole. The Board of Directors concluded that potential growth for the Bank could be limited by the foregoing factors. Options to enhance stockholder value appeared to be limited to either acquisitions of other banks or a merger with a larger, more automated, more competitive provider of financial services.

     In early December of 1995, William Pratt, President of West Carroll, was introduced to Carl Jones, Regional President of Regions. During this introductory meeting, the parties engaged in general discussions about economic conditions, the banking industry, and each of their respective banking organizations.

     In the latter part of January of 1996, Mr. Jones met with W. Elton Kennedy, Chairman and Corporate Secretary of West Carroll, to explore the possibility of merging West Carroll with Regions. Following further preliminary discussions between Regions' representatives and West Carroll's representatives, Regions and West Carroll exchanged certain financial and other information in mid-March of 1996.

     In April of 1996, the Board of Directors of West Carroll created an acquisition committee to further explore alternatives to enhance stockholder value through either acquisitions or mergers. During April of 1996, representatives of Regions also met with representatives of West Carroll confirming Regions' interest in a possible acquisition of West Carroll.

     In early June of 1996, Regions made a proposal for Regions' acquisition of West Carroll. This proposal was not initially accepted, but did provide the basis for further discussions between the parties.

     After further discussions and negotiations between representatives of Regions and representatives of West Carroll, West Carroll and its Board of Directors concluded that it could best serve its stockholders and the Bank's employees, customers and communities by combining with a regional banking organization rather than remaining as an independent community banking organization. In reaching this decision, the Board of Directors of West Carroll considered a number of material factors, including but not limited to, the prospect of continued growth for the Bank should it and West Carroll remain independent; the impact of increasing competition from regional and national financial institutions; the enhancement of liquidity to the stockholders for their stock in a national trading market; the additional services available to customers and the community by association with a larger and more geographical diversified regional bank holding company; and the benefits and cost of privately negotiating a transaction with one potential acquirer as opposed to an auction of the Bank through competing offers. In its deliberations the Board of Directors of West Carroll found Regions' proposal to be in the best interests of the stockholders of West Carroll. The definitive terms of the Agreement were negotiated and the Agreement was approved by the Board of Directors of both West Carroll and Regions, and executed as of June 25, 1996.

     West Carroll's Reasons for the Merger. In approving the Merger, the directors of West Carroll considered a number of factors. Without assigning any relative or specific weights to the factors, the West Carroll Board of Directors considered, among other things, the following material factors:


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



     (a) the information presented to the directors by the management of West Carroll concerning the business, operations, earnings, asset quality, and financial condition of West Carroll, including compliance with regulatory capital requirements on an historical and prospective basis;

     (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of West Carroll Common Stock;

     (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of West Carroll Common Stock for Regions Common Stock for federal and state income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) the consideration being offered by Regions along with the business, financial condition and earnings prospects of Regions;

     (f) the social and economic effects of the proposed Merger on West Carroll, the Bank and its employees, customers and the communities served; and

     (g) the experience and integrity of Regions and its Management.

     The terms of the Merger were the result of arms-length negotiations between representatives of West Carroll and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of West Carroll unanimously approved the Merger as being in the best interests of West Carroll and its stockholders. Each member of the Board of Directors of West Carroll has agreed to vote such member's shares in favor of the Merger.

     West Carroll's Board of Directors unanimously recommends that West Carroll stockholders vote for approval of the Agreement.

     Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

     (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of West Carroll on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which West Carroll operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of West Carroll; and

     (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and West Carroll, and subject to the conditions and the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval or consent required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of West Carroll stockholders; or such later date within 30 days thereof as specified by Regions.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and West Carroll anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1997. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or West Carroll generally may terminate the Agreement if the Merger is not consummated by April 30, 1997, except that a party that has breached the obligation to consummate by that date and has failed to cure such breach may not terminate for a failure to consummate by April 30, 1997. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of West Carroll a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates theretofore representing shares of West Carroll Common Stock for new certificates representing shares of Regions Common Stock.

     WEST CARROLL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for West Carroll Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of West Carroll Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled. After the Effective Date, to the extent permitted by law, West Carroll stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their West Carroll Common Stock has been converted, regardless of whether such stockholders have surrendered their West Carroll Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered West Carroll certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions will be delivered to such stockholder, in each case without interest.

     The stock transfer books of West Carroll shall be closed on the Effective Date. After the Effective Date, there will be no transfers of shares of West Carroll Common Stock on West Carroll's stock transfer books. If certificates representing shares of West Carroll Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve and the Louisiana Commissioner without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into the Agreement, and the expiration of all applicable waiting periods;

     (b) the approval by the holders of the requisite number of shares of West Carroll Common Stock;

     (c) the absence of any action by any court or governmental authority restraining or prohibiting or making illegal consummation of the Merger;

     (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of West Carroll Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to West Carroll stockholders, except to the extent of any cash received; and

     (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and West Carroll of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to compliance with the Agreement; (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the receipt by Regions of a letter from Regions' independent accountants expressing that the Merger is expected to qualify for pooling-of-interests accounting treatment.

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been or soon will be submitted to the appropriate regulatory agencies.

     Regions and West Carroll are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened to the 15th day by the Federal Reserve, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the Louisiana Commissioner. In its evaluation, the Louisiana Commissioner will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between

Regions and West Carroll approved by their respective Boards of Directors; provided, however, that after approval by the West Carroll stockholders, no amendment that, pursuant to the Louisiana Act, requires further approval of West Carroll stockholders, including an amendment which would decrease the consideration to be received by West Carroll stockholders may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by West Carroll stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party upon final denial of any required regulatory approval, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under " -- Conditions to Consummation of the Merger" above;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of West Carroll Common Stock shall not have approved the Agreement, provided that the terminating party is not then in material breach of any provision of the Agreement;

     (c) by mutual agreement of the Boards of Directors of Regions and West Carroll;

     (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement; or

     (e) by the Board of Directors of either party if the Merger shall not have been consummated by April 30, 1997, except that a party that has breached the obligation to consummate the Merger by such date and has failed to cure such breach may not terminate for a failure to consummate by April 30, 1997.

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of West Carroll and Regions generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact in all material respects its business organizations and assets, maintain its rights and franchises, and take no action that would materially adversely affect the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of West Carroll and Regions prior to consummation of the Merger, as described below.

     West Carroll. West Carroll has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation:
(i) amending the Articles of Incorporation or Bylaws or other governing instrument of West Carroll and its subsidiaries; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate amount outstanding at any time of $150,000 (except in the ordinary course of business consistent with past practices); (iii) acquiring or exchanging, directly or indirectly, any shares or any securities convertible into shares of its capital stock (other than exchanges in the ordinary course under employee benefits plans) or declaring or paying any dividend or making any other distribution in respect of its capital stock, except that West Carroll may, but shall not be legally obligated to, declare and pay regular quarterly cash dividends in accordance with past practice as to amounts and declaration dates; (iv) issuing or selling any additional shares of any West Carroll capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement); (v) adjusting, splitting, combining, or reclassifying any of its capital stock; (vi) making any material investment in or otherwise acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees, officers, or directors (except in accordance with past practice or as previously approved by the Board of Directors of West Carroll, in each case, as previously disclosed to Regions or as required by law), paying any severance pay or bonus (except pursuant to any existing written policies or contracts), entering into or amending any severance agreements with officers, or voluntarily accelerating the vesting of any employee benefits; (viii) grant any increase in fees or other increases in compensation or other benefits to the directors of West Carroll or any of its subsidiaries; (ix) entering into or amending (except for any amendment required by law) any employment contract that it does not have the unconditional right to terminate without liability (other than liability for services already rendered); (x) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except as previously disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (xi) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xii) commencing any litigation (except in accordance with past practices), or settling any litigation for money damages in excess of $100,000 or restrictions upon the operations of West Carroll or any of its subsidiaries; or (xiii) modifying or terminating any material contract.

     In addition, the Agreement prohibits West Carroll and its affiliates or representatives (except in compliance with the fiduciary obligations of its Board of Directors) to (i) solicit, directly or indirectly, any acquisition proposal from any other person or entity, (ii) negotiate with respect to any such proposal, (iii) provide nonpublic information to any party making such a proposal, or (iv) enter into any agreement with respect to any such proposal. In addition, West Carroll has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

     Regions. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement.

MANAGEMENT FOLLOWING THE MERGER

     Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement generally provides that Regions will, for a period of six years after the Effective Date, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of West Carroll or any of its subsidiaries against all liabilities arising out of actions or omissions occurring on or prior to the Effective Date.

     The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of West Carroll and its subsidiaries who become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with West Carroll or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause West Carroll to honor all provisions for vested amounts earned or accrued through the Effective Date under West Carroll's benefit plans.

     The Agreement also provides that Regions will cause West Carroll to honor all employment, severance, consulting and other compensation contracts previously disclosed to Regions between West Carroll or its subsidiaries and any current or former director, officer or employee. The Bank currently is a party to two written employment agreements (the "Existing Employment Agreements") entered into on October 24, 1994, to retain the services and ensure the continued availability of W. Elton Kennedy and William E. Pratt. The Existing Employment Agreements provide, among other things, for certain payments to be made to W. Elton Kennedy and William E. Pratt if a "change in control" occurs at either West Carroll or the Bank by way of merger or otherwise. Upon payment of any such payments, the Existing Employment Agreements will terminate. If the Merger is consummated in the first quarter of 1997, W. Elton Kennedy and William
E. Pratt will respectively receive estimated payments of $285,000 and $630,000 as a consequence of the change in control and their Existing Employment Agreements will be canceled. After the Effective Date of the Merger, it is anticipated that W. Elton Kennedy and William E. Pratt will remain employed by the Bank without the benefit of an Employment Agreement.

     As described above under "--Treatment of West Carroll Options," the Agreement also provides that all rights with respect to West Carroll Common Stock pursuant to stock options or stock appreciation rights granted by West Carroll under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms.

     As of the Record Date, directors and executive officers of West Carroll owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

     General. Each West Carroll stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in
Section 12:131 of the Louisiana Act, a copy of which is included as Appendix B to this Proxy Statement/Prospectus.

     Statutory Requirements. The following is a summary of the steps to be taken by a West Carroll stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of
Section 12:131 of the Louisiana Act. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of West Carroll Common Stock to perfect their dissenters' rights. If the Merger is approved by 80% or more of the total voting power of West Carroll, then dissenters' rights of appraisal, in accordance with the Louisiana Act, will not be available.

     Any written objection, demand, or notice required by the Louisiana Act in connection with the exercise of dissenters' rights should be sent to West Carroll at 100 North Horner Street, Oak Grove, Louisiana, 71263, Attention: W. Elton Kennedy, Corporate Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

     Any holder of West Carroll Common Stock who disapproves of or objects to the proposed Merger and who wishes to receive in cash the "fair value" of such shares (determined immediately before the Merger is consummated) may elect to do so by taking all of the following steps:

     (a) Such stockholder must file with West Carroll, prior to or at the Special Meeting, a written objection to the proposed Merger.

     (b) Such stockholder must vote such holder's shares of West Carroll Common Stock against the Merger. If the Merger is approved by the required vote, but by less than 80% of the total voting power, and the Merger authorized thereby is effected, West Carroll promptly thereafter shall give written notice thereof, by registered mail, to each stockholder who filed such written objection to, and voted such holder's shares against, the Merger, at such stockholder's last address on West Carroll's records.

     (c) Each such stockholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with West Carroll a demand in writing for the fair cash value of such holder's shares of West Carroll Common Stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the reply of West Carroll may be sent.

     (d) At the same time, such stockholder must deposit in escrow in a chartered bank or trust company located in West Carroll Parish the certificates representing such holder's shares of West Carroll Common Stock, duly endorsed and transferred to West Carroll upon the sole condition that such certificates shall be delivered to West Carroll upon payment of the value of the shares determined in accordance with the provisions of Section 12:131 of the Louisiana Act.

     (e) With the demand, the stockholder must deliver to West Carroll the written acknowledgment of such bank or trust company that it so holds such holder's certificates of West Carroll Common Stock.

     Unless the objection, demand, and acknowledgment are made and delivered by the stockholder within the required time period, such holder conclusively shall be presumed to have acquiesced in the Merger. If West Carroll does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it shall notify the stockholder in writing, at the designated post office address, of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied stockholder, the value demanded.

     In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied stockholder, within 60 days after receipt of notice in writing of West Carroll's disagreement, but not thereafter, may file suit against West Carroll, or the merged or consolidated corporation, as the case may be, in the district court of West Carroll Parish praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares of West Carroll Common Stock as of the day before such corporate action complained of was taken, and the court, on such evidence as may be adduced in relation thereto, shall determine summarily whether any payment is due and, if so, such cash value and render judgment accordingly. Any stockholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such suit filed by another stockholder and recover therein judgment against West Carroll for the fair cash value of such holder's shares of West Carroll Common Stock. Failure of the stockholder to bring suit, or to intervene in such a suit, within 60 days after receipt of notice of disagreement by West Carroll conclusively shall bind the stockholder (i) by West Carroll's statement that no payment is due or (ii) if West Carroll does not contend that no payment is due, to accept the value of such holder's shares of West Carroll Common Stock as fixed by West Carroll in its notice of disagreement.

     Any stockholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting stockholder. Any stockholder who timely takes each of the required actions outlined above thereafter shall retain all rights of a stockholder, except the right to receive shares of Regions Common Stock, until those rights are modified upon consummation of the Merger.

     A stockholder, upon filing a demand for the value of such holder's shares, shall cease to have any of the rights of a stockholder, except the rights accorded by Section 12:131 of the Louisiana Act. Such a demand may be withdrawn by the stockholder at any time before West Carroll gives notice of disagreement, as provided by the Louisiana Act. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of West Carroll. If a notice of election is withdrawn, or the Merger is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for such holder's shares of West Carroll Common Stock, or the stockholder shall otherwise lose such holder's dissenters' rights, such holder shall not have the right to receive payment for such holder's shares of West Carroll Common Stock, such holder's share certificates shall be returned (and, on such holder's request, new certificates shall be issued in exchange for the old ones endorsed to West Carroll), and such holder shall be reinstated to all rights as a stockholder as of the filing of such holder's demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of West Carroll, the fair value thereof in cash as determined by the West Carroll Board or, if the Merger shall have been consummated, the Regions Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and West Carroll concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

     (a) Provided the Merger qualifies as a statutory merger under applicable law, the Merger will be a reorganization within the meaning of Section 368(a). West Carroll and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

     (b) The stockholders of West Carroll will recognize no gain or loss upon the exchange of their West Carroll Common Stock solely for shares of Regions Common Stock.

     (c) The basis of the Regions Common Stock received by the West Carroll stockholders in the proposed transaction will, in each instance, be the same as the basis of the West Carroll Common Stock surrendered in exchange therefor.

     (d) The holding period of the Regions Common Stock received by the West Carroll stockholders will, in each instance, include the period during which the West Carroll Common Stock surrendered in exchange therefor was held, provided that the West Carroll Common Stock was held as a capital asset on the date of the exchange.

     (e) The payment of cash to West Carroll stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     (f) Where solely cash is received by a West Carroll stockholder in exchange for his West Carroll Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his West Carroll Common Stock, subject to the provisions and limitations of Section 302.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. WEST CARROLL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF THE REGIONS COMMON STOCK

     The Regions Common Stock to be issued to West Carroll stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, West Carroll (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

     Each person who West Carroll reasonably believes will be an affiliate of West Carroll has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of West Carroll Common Stock will be exchanging their shares of a Louisiana corporation governed by the Louisiana Act and West Carroll's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of West Carroll stockholders and those of Regions stockholders. Certain of the differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Louisiana Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and West Carroll's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 62,810,998 shares were issued, including 260,000 treasury shares as of September 30, 1996. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

     West Carroll. West Carroll's authorized capital stock consists of 300,000 shares of West Carroll Common Stock, which is the only class of capital stock authorized and of which 152,000 shares were issued and outstanding as of the Record Date.

     Pursuant to the Louisiana Act, West Carroll's Board of Directors may authorize the issuance of additional shares of West Carroll Common Stock without further action by West Carroll's stockholders. West Carroll's Articles provide the stockholders of West Carroll with preemptive rights to purchase or subscribe to any unissued authorized shares of West Carroll Common Stock or any option or warrant for the purchase thereof except as to 17,500 shares reserved for purposes of West Carroll's Incentive Stock Option Plan and an additional 1,000 shares reserved for issuance to the public.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     West Carroll. The Louisiana Act generally provides that a Louisiana corporation's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the voting power present at a meeting, unless the articles of incorporation provide for a higher or lower voting requirement, not less than a majority of the voting power present. West Carroll's Articles provide that any action of the stockholders may be taken upon the affirmative vote of a majority of the votes cast on the matter. Accordingly, the Articles may be amended upon approval by a majority of shares of West Carroll Common Stock represented in person or by proxy at a meeting of stockholders.

     The Articles also provide that the Board of Directors has the power to adopt, amend, or repeal the Bylaws, subject to the concurrent right of the stockholders to adopt, amend, or repeal the Bylaws and to prescribe that Bylaws adopted by the stockholders may not be amended or repealed by the Board of Directors.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     West Carroll. West Carroll's Articles do not provide for a classified board of directors, and provide that voting stock does not have cumulative voting rights. Directors are elected by a plurality of the total votes cast by stockholders.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     West Carroll. Pursuant to West Carroll's Bylaws, a director of West Carroll may be removed with or without cause at a meeting of stockholders with respect to which notice of the purpose to remove one or more directors has been given, by the affirmative vote of the holders of at least a majority of the outstanding shares of West Carroll Common Stock then entitled to vote in an election of directors.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     West Carroll. The Louisiana Act generally permits a corporation's articles of incorporation to relieve directors and officers of liability for money damages for good faith conduct. The Articles of West Carroll do not include limitations on director or officer liability.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     West Carroll. West Carroll's Articles and Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     West Carroll. Under the West Carroll Bylaws, a special meeting of West Carroll stockholders may be called by its Board of Directors, the President, or stockholders holding not less than 10% of the shares of West Carroll Common Stock entitled to vote at the meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     West Carroll. Under the Louisiana Act, any action requiring or permitting stockholder approval may be approved by unanimous written consent of stockholders, or, if specified in the articles of incorporation or bylaws, by the written consent of the holders of sufficient voting power to determine the matter. West Carroll's Articles and bylaws do not address actions of stockholders by written consent, so any action requiring or permitting stockholder approval may be taken upon unanimous written consent of the holders of West Carroll Common Stock.

STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     West Carroll. West Carroll's Articles and Bylaws do not provide for advance notice of director nominations.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

     West Carroll. The Louisiana Act generally requires the affirmative vote of at least two-thirds of the voting power present, or by such larger or smaller vote, but not less than a majority of the voting power present or of the total voting power, as the Articles of Incorporation may prescribe to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of the corporation if the corporation is not insolvent. West Carroll's Articles provide that any action of the stockholders may be taken upon the affirmative vote of a majority of the votes cast on the matter. Accordingly, such actions may be effected upon approval by a majority of shares of West Carroll Common Stock represented in person or by proxy at a meeting of stockholders.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     West Carroll. Section 133 of the Louisiana Act ("Section 133") places similar restrictions on "business combinations" (as defined in Section 132(4) of the Louisiana Act, generally including mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by Louisiana corporations with an "interested stockholder" (as defined in Section 132(9) of the Louisiana Act, generally the beneficial owner of 10% or more of the voting power of the then outstanding voting stock). Section 133 generally applies to business combinations of Louisiana corporations having greater than 100 beneficial owners of its stock or which did not have an interested stockholder on January 1, 1985, unless the articles of incorporation expressly provide otherwise. Section 133 generally does not apply provided the stockholders receive in the business combination substantially similar consideration for their shares of stock in the corporation in terms of price and method of payment, as determined in accordance with Section 134B of the Louisiana Act, as the interested stockholder received for its shares of stock in the corporation acquired by such interested stockholder within two years of such business combination.

     As West Carroll has not specifically elected to avoid the application of
Section 133, Section 133 generally would prohibit a business combination by West Carroll with an interested stockholder unless the business combination is recommended by West Carroll's Board and approved by the affirmative vote of at least each of the following: (i) 80% of the votes entitled to be cast by outstanding shares of West Carroll voting stock voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of West Carroll voting stock, other than voting stock held by the interested stockholder who is a party to the business combination with West Carroll, voting together as a single voting group. As Regions is not an "interested stockholder" with respect to West Carroll, Section 133 does not apply to the Merger.

     Under Sections 135 through 140.2 of the Louisiana Act (the "Control Share Law"), a person who acquires shares in certain Louisiana corporations (including West Carroll) and as a result increases such person's voting power in the corporation to or above any of three threshold levels (i.e., 20%, 33 1/3%, and 50%), acquires the voting rights with respect to such shares only to the extent granted by a majority in voting interest of the pre-existing, disinterested stockholders of the corporation. Certain acquisitions of shares are exempted from the provisions of the Control Share Law, including acquisitions pursuant to a merger, consolidation, or share exchange agreement to which the corporation is a party. Since Regions' acquisition of West Carroll Common Stock is to be made pursuant to a merger and West Carroll and Regions are parties to the Agreement with respect thereto, the Control Share Law does not apply to the Merger.

DISSENTERS' RIGHTS OF APPRAISAL

     Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

     West Carroll. The rights of appraisal of dissenting stockholders under Louisiana law are generally similar to those afforded under the Delaware GCL. See "Description of the Transaction--Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     West Carroll. Pursuant to the Louisiana Act, upon written notice of a demand to inspect corporate records, a stockholder who owns at least 5% of the outstanding stock (25% in the case of a business competitor) is entitled to inspect specified corporate records.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

     West Carroll. Pursuant to the Louisiana Act, a board of directors may from time to time make distributions out of surplus, as defined in the Louisiana Act, to its stockholders, subject to restrictions in its articles of incorporation, except (i) when the corporation is insolvent, or (ii) at a time when the corporation's assets are exceeded by its liabilities, or when the net assets are less than the aggregate amount payable on liquidation to any shares of West Carroll Common Stock which have preferential rights in the event of liquidation.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS
     Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." West Carroll Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions Common Stock and West Carroll Common Stock for the indicated periods. Management of West Carroll is unaware of and the stockholder records of West Carroll do not reflect any purchase and sale of West Carroll Common Stock which occurred from January 1, 1995 through January 3, 1997.


                                              REGIONS                                         WEST CARROLL
                                      PRICE RANGE    CASH DIVIDENDS                          CASH DIVIDENDS
                                      -----------       DECLARED                                DECLARED
                                    HIGH      LOW      PER SHARE                               PER SHARE
                                    ----      ---      ---------                               ---------
1995
First Quarter  ...............    $ 36.50   $ 31.63       $ .33                                $    --
Second Quarter................      37.44     34.50         .33                                     --
Third Quarter.................      41.25     37.00         .33                                     --
Fourth Quarter................      44.88     39.63         .33                                     --

1996
First Quarter ................      48.00     40.75         .35                                   1.75
Second Quarter ...............      48.38     42.25         .35                                     --
Third Quarter.................      48.63     43.63         .35                                     --
Fourth Quarter ...............      53.75     48.77         .35                                     --

1997
First Quarter (through
    January 3, 1997) .........      51.63     51.38          --                                     --


     On January 3, 1997, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, was $51.38. On June 24, 1996, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market was $46.50.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

     Historically, West Carroll has retained net income from year to year to ensure the maintenance of adequate capital, particularly during the Bank's rapid growth in recent years. However, during 1995 the Board of Directors of West Carroll reviewed and recognized West Carroll's trend of strong earnings, its projection of future growth, its strong capital position, and its capacity to pay dividends. On December 20, 1995, an annual dividend of $1.75 per share was declared and subsequently paid in March of 1996. In addition, the Board of Directors has indicated its desire to continue to pay dividends annually, when appropriate, at or near the level declared on December 20, 1995. However, there can be no assurance that West Carroll will continue to pay any dividend in the future.

              WEST CARROLL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                  YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

RESULTS OF OPERATIONS

     West Carroll reported consolidated net income of approximately $2,503,000 in 1995, $2,289,000 in 1994, and $2,171,000 in 1993. The improvement in net income each year was primarily attributable to continued growth in the loan portfolio and improving net interest margins. A provision for loan losses of $250,000 was made in 1995 compared to a reversal of $30,000 in 1994 and a reversal of $151,000 in 1993.

     Return on Average Assets was 2.4% and Return on Average Stockholders' Equity was 23.0% in 1995, compared to 2.5% and 27.5%, respectively, for 1994, and 2.6% and 33.4%, respectively, for 1993.

NET INTEREST INCOME

     Net interest income is the primary source of West Carroll's earnings stream and represents the difference between interest income generated from earning assets and the interest expense paid on deposits and borrowed funds. West Carroll reported net interest income of approximately $6,771,000 in 1995, $5,655,000 in 1994, and $4,939,000 in 1993. Net interest margin is net interest income as a percentage of total interest-earning assets. The difference between the weighted yields of assets and rates on liabilities is the net interest spread. West Carroll reported net interest margins of 6.76% for 1995, 6.45% for 1994, and 6.28% for 1993, and net interest spreads of 5.66% for 1995, 5.60% for 1994, and 5.58% for 1993.

     The following table represents the average balances of the earning assets and interest-bearing liabilities of West Carroll with their associated yields or rates as of December 31, 1995, 1994, and 1993.


(Balances in thousands)                      1995                           1994                      1993
                                   --------------------------   -------------------------   ------------------------
                                   Average   Income/   Yield/   Average   Income/  Yield/   Average  Income/ Yield/
                                   Balance   Expense    Rate    Balance   Expense   Rate    Balance  Expense  Rate
                                   -------   -------   ------   -------   -------  ------   -------  ------- ------
EARNING ASSETS:

Interest-bearing Deposits with
     Financial Institutions.......$   4,473 $    214    4.78%  $  2,415  $    64   2.65%   $ 2,866  $    67   2.34%

Investment Securities.............   26,062    1,824    7.00%    28,751    1,810   6.30%    36,887    2,433   6.60%

Loans, Net of Unearned
     Income (1)...................   69,682    8,393   12.04%    56,483    6,333  11.21%    38,563    4,589  11.90%

Fed Funds Sold....................        -        -    0.00%         -        -   0.00%       283        8   2.83%
                                  --------- --------   ------  --------  -------  ------   -------  -------  ------

    Total Earning Assets..........$ 100,217 $ 10,431   10.41%  $ 87,649  $ 8,207   9.36%   $78,599  $ 7,097   9.03%


INTEREST-BEARING LIABILITIES:

Money Market and Now
     Accounts.....................$  21,581 $    717    3.32%  $ 21,169  $   673   3.18%   $19,371  $   602   3.11%

Savings Deposits..................    5,985      185    3.09%     5,580      172   3.08%     4,567      141   3.09%

Certificates of Deposit...........   49,214    2,741    5.57%    37,536    1,537   4.09%    35,121     1295   3.69%

Fed Funds Purchased...............      293       17    5.80%     3,525      162   4.60%     3,324      103   3.10%

Other Borrowed Funds..............        -        -    0.00%        61        8  13.11%       184       17   9.24%
                                  --------- --------   ------  --------  -------  ------   -------  -------  ------

   Total Interest-bearing funds...$  77,073 $  3,660    4.75%  $ 67,871  $ 2,552   3.76%   $62,567  $ 2,158   3.45%
                                  --------- --------   ------  --------  -------  ------   -------  -------  ------


Net Interest Margin...............          $  6,771    6.76%            $ 5,655   6.45%            $ 4,939   6.28%

Net Interest Spread...............                      5.66%                      5.60%                      5.58%

-----------
(1) Includes nonperforming loans.


As shown above West Carroll was able to also increase yields on earning assets as rates on interest-bearing liabilities increased resulting in substantially unchanged net interest spreads. The continued improvements in the net interest margins were due to average interest earning assets growing at a rate faster than interest-bearing liabilities and careful management of the rates of these assets and the rates on interest-bearing liabilities.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

     Income from sources other than interest-earning assets and excluding securities transactions is derived primarily from service charges and other fees on customer deposits and transactions. Non-interest income, excluding securities transactions, was approximately $933,000 in 1995 compared to $805,000 in 1994, and

$759,000 in 1993. The annual increases were due primarily to growth in the deposit base, increases in service charges on customer deposit accounts, and increases in service fees.

     Non-interest expense was approximately $3,668,000 in 1995 as compared to $3,449,000 in 1994 and $2,724,000 in 1993. The increases in non-interest expense were primarily attributable to the growth of West Carroll as additional equipment, facilities, and personnel were necessary to serve the increased customer base. In addition, in 1994, West Carroll's motor bank facility in Bastrop was opened which contributed to increased operating expenses primarily in 1994.

INCOME TAXES

     West Carroll's effective tax rate was 33.7% in 1995, 24.7% in 1994, and 33.2% in 1993. The effective rate is less than the statutory rate primarily because of tax-free income provided from state and municipal bonds. As state and municipal bonds in the portfolio mature and are not replaced, the effective tax rate could increase. The decrease in the tax rate for 1994 was attributable to an adjustment of deferred taxes related to prior years.

FINANCIAL CONDITION

     West Carroll's balance sheet has emphasized management's philosophy of increasing net interest income through lending activities. For the last three years, net loans have comprised 60.2%, 62.4%, and 54.6% of total assets for the years 1995, 1994, and 1993, respectively. During this same period, total assets have grown from approximately $83,884,000 as of December 31, 1993, to $101,188,000 as of December 31, 1994, to $117,071,000 as of December 31, 1995.
The growth was attributable to successful efforts to increase market presence in Morehouse Parish.

LOANS

     West Carroll's loan portfolio consists primarily of commercial, mortgage, real estate, agriculture, and installment loans. Net loans is defined as gross loans minus allowance for loan losses, unearned discount, and discounts on purchased loans. Net loans were approximately $70,474,000 at December 31, 1995 compared to $63,131,000 at December 31, 1994 and $45,802,000 as of December 31, 1993. The increase in loans during these periods was due to increased loan demand and marketing efforts particularly in the real estate and installment loan area.

     Included in the loan portfolio as of December 31, 1995, 1994, and 1993 were approximately $8,370,000, $10,351,000, and $10,867,000,respectively, of mortgage loans purchased at significant discounts from the Resolution Trust Corporation. Discounts related to these loans were approximately $2,420,000, $3,079,000, and $3,674,000, respectively.

MATURITY DISTRIBUTION OF LOANS

     West Carroll's lending activities are nearly equally divided between loans with maturities of less than one year and loans with fixed rates that mature in greater than one year. The following table presents an analysis of the maturity distribution of West Carroll's loan portfolio at December 31, 1995:

                        LOAN MATURITY/REPRICING SCHEDULE
                             (Dollars in thousands)

                                      LOANS

           FIXED RATE LOAN MATURITIES:
            3 MONTHS OR LESS.................................. $ 7,257
            3 THRU 12 MONTHS..................................  10,352
            1 THRU 5 YEARS....................................  23,225
            OVER 5 YEARS......................................  11,206
                                                               -------
               TOTAL FIXED RATE...............................  52,040

           FLOATING RATE LOANS REPRICING:
             QUARTERLY......................................... 16,040
             YEARLY............................................  3,883
             GREATER THAN ANNUAL...............................    178
                                                               -------

                TOTAL FLOATING RATE............................ 20,101
                                                               -------

                TOTAL LOANS (Net of discounts
                            on purchased loans)................$72,141
                                                               =======

NON-PERFORMING ASSETS

     A "past due" loan is an accruing loan that is contractually past due 90 days or more as to principal or interest payments. Management classifies a loan as nonaccrual when it becomes apparent that the principal and/or interest is doubtful or when the loan becomes 90 days past due and is secured by collateral with sufficient realizable value to recover at least the principal. When a loan is placed on nonaccrual status, interest is no longer accrued or included in interest income and previously accrued income is reversed. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated the ability to make payments of principal and interest as scheduled. Restructured loans include those for which there has been a reduction in the stated interest rate, extension of maturity, reduction in face amount of debt, or reduction in accrued interest. Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned until such time as it is sold.

     The following is an analysis of nonaccrual, restructured, and past due loans and other real estate of West Carroll at the dates indicated:


                                                                             DECEMBER 31,
                                                    -------------------------------------------------------------
(Dollars in thousands)                               1995          1994           1993         1992          1991
                                                     ----          ----           ----         ----          ----
NON-ACCRUAL LOANS
      REAL ESTATE...........................        $ 160         $ 218          $  42        $   0         $   0

ACCRUING LOANS WHICH ARE
CONTRACTUALLY PAST DUE 90 DAYS
OR MORE AS TO PRINCIPAL OR INTEREST
AND NOT ON NON-ACCRUAL
       REAL ESTATE..........................          220           506            150          278           134
       COMMERCIAL...........................           98            49            124           78           355
        INDIVIDUAL..........................          208           180             50            0            28
                                                    -----         -----          -----        -----         -----
            TOTAL...........................          526           735            324          356           517

RESTRUCTURED LOANS NOT ON NON-ACCRUAL
        REAL ESTATE.........................           40            28             40           42            72

OTHER REAL ESTATE...........................           31             9              7           27           108
                                                    -----         -----          -----        -----         -----
        TOTAL NONPERFORMING ASSETS..........        $ 757         $ 990          $ 413        $ 425         $ 697
                                                    =====         =====          =====        =====         =====

Interest income foregone on nonperforming assets has not been significant to West Carroll.

ALLOWANCE FOR LOAN LOSSES

     The balance in the allowance for loan losses at December 31, 1995 was $557,000 compared to the December 31, 1994 balance of $442,000 and the December 31, 1993 balance of $568,000.

     Inherent in West Carroll's lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with West Carroll's loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provision for loan losses is evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examination by regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors.

     In 1995, West Carroll made provisions totaling $250,000 to increase the allowance for loan losses while in 1994 and 1993, West Carroll decreased the allowance for loan losses and reversed $30,000 and $151,000, respectively. The increase in 1995 was due to continued increases in loan balances particularly installment loans. With the increase in loan demand West Carroll incurred higher net charge-offs primarily related to installment loans. The reversals in 1994 and 1993 were due to continued improvement in credit quality and an upswing in the local economy. The allowance for loan losses at December 31, 1995, 1994, and 1993 was 0.78%, 0.69%, and 1.24%, respectively, of loans net of unearned income. Management considers the allowance to be adequate based on its assessment of the loan portfolio.

     The following table presents an analysis of the allowance for loan losses for the past five years:

                                             ALLOWANCE FOR LOAN LOSSES

                                                                  For Year Ended December 31,
                                                 ----------------------------------------------------------------
(Dollars in thousands)                               1995          1994           1993         1992          1991
                                                     ----          ----           ----         ----          ----
ALLOWANCE FOR POSSIBLE LOAN LOSSES:
      BALANCE AT BEGINNING OF YEAR...........    $    442       $   568        $   791      $   531       $   447
      RECOVERIES.............................          82            19              3           69            11
      LESS: CHARGEOFFS.......................        (217)         (115)           (75)         (49)         (117)
      PROVISION FOR LOAN LOSSES..............         250           (30)          (151)         240           190
                                                 --------       -------        -------      -------       -------
      BALANCE END OF PERIOD..................    $    557       $   442        $   568      $   791       $   531
                                                 ========       =======        =======      =======       =======

CHARGE-OFFS:
       REAL ESTATE...........................           4             7             38            0             1
       COMMERCIAL............................           4            36             25           49           115
        INDIVIDUAL...........................         209            72             12            0             1
                                                 --------       -------        -------      -------       -------
             TOTAL...........................    $    217       $   115        $    75      $    49       $   117
                                                 ========       =======        =======      =======       =======

RECOVERIES:
       REAL ESTATE...........................           1             6              0           21            11
       COMMERCIAL............................           0             0              3           48             0
        INDIVIDUAL...........................          81            13              0            0             0
                                                 --------       -------        -------      -------       -------
             TOTAL...........................    $     82       $    19        $     3      $    69       $    11
                                                 ========       =======        =======      =======       =======

NET CHARGE-OFFS TO AVERAGE LOANS.............        0.19%         0.17%          0.19%       (0.06)%        0.32%
                                                 ========       =======        =======      =======       =======

                                       38

INVESTMENT SECURITIES

     West Carroll has established uniform investment and funds management procedures to satisfy its liquidity requirements while attempting to maximize earnings and asset quality. Management assesses the short and long-term needs of West Carroll through consideration of loan demand, interest rate factors, and prevailing market conditions on a regular basis. This assessment leads to recommendations for purchases and other transactions that are made considering safety, liquidity, and maximization of return to West Carroll. Management's strategy for securities is to maintain a high quality portfolio through investing primarily in agency-issued mortgage securities and private-issued mortgage securities. Management currently classifies all securities as available-for-sale. West Carroll does not engage in the trading of securities.

     Credit risk is minimized through agency backing. However, there are other risks associated with mortgage-backed securities(MBS), collateralized obligations(CMOs), and real estate mortgage investment conduits(REMICs). MBS are securities which represent an undivided interest in a pool of loans. CMOs and REMICs are structured obligations that are derived from a pool of mortgage loans or agency mortgage backed securities. These type securities have widely varying degrees of risk, which results from the prepayment risk on the underlying mortgage loans and its effect on the cash flows of the security. Changes in the average life due to prepayment and changes in interest rates in general will cause the market value of MBS, CMOs, and REMICs to fluctuate.

     The investment security portfolio has remained relatively stable during the years 1993 through 1995. As of December 31, 1995, 1994, and 1993, the investment security portfolio totaled approximately $28,674,000, $26,736,000, and $28,499,000, respectively.

DEPOSITS

     At December 31, 1995, deposits totaled approximately $103,812,000, an increase of approximately $12,876,000 from the December 31, 1994 balance of $90,936,000. Deposits totaled $75,630,000 at December 31, 1993. The increases were due to increased marketing efforts in Morehouse Parish and the customer attrition from two of the largest competitors in the Morehouse Parish.

LIQUIDITY

     Liquidity for West Carroll is the ability to raise funds at a reasonable cost, fund asset growth, meet deposit withdrawals and customer's borrowing needs, satisfy maturities of short-term borrowings and maintain reserve requirements. In order to meet its liquidity needs, West Carroll invests in money market assets such as federal funds sold, demand deposits, and interest-bearing deposits with other financial institutions.

     West Carroll monitors its liquidity position periodically in relation to changes in long and short-term interest rates. The maturity distributions and interest sensitivity of assets and liabilities are adjusted in response to those changes.

     As of December 31, 1995, 1994, and 1993 West Carroll's loan to deposit ratio was 67.9%, 69.4%, and 60.6%, respectively. West Carroll has not had a problem meeting its liquidity needs.

INTEREST RATE SENSITIVITY MANAGEMENT

     The primary objective of monitoring West Carroll's interest rate sensitivity, or inherent rate risk, is to provide management the tools necessary to manage the balance sheet to minimize adverse changes in net interest income as a result of changes in the direction and level of interest rates. Federal Reserve Board monetary control efforts and legislative changes have been significant factors affecting the management of interest rate sensitivity positions in recent years.

     Repricing characteristics are the time frames at which interest-earning assets and interest-bearing liabilities are subject to changes in interest rates either at replacement or maturity. Sensitivity is measured as the difference between the volume of assets and liabilities in West Carroll's current portfolio that are subject to repricing sensitivity gaps and are usually calculated separately for various segments of time and on a cumulative basis. Any excess of assets or liabilities results in an interest rate sensitivity gap. A positive gap denotes asset sensitivity and a negative gap represents liability sensitivity. The following table shows interest sensitivity for three different intervals as of December 31, 1995.

                                        INTEREST RATE SENSITIVITY ANALYSIS
                                              AS OF DECEMBER 31, 1995
                                              (Dollars in thousands)


                                                    0-90        91-365           OVER
                                                    DAYS          DAYS         1 YEAR        TOTAL
                                                    ----        ------         ------        -----
EARNING ASSETS
    LOANS (net of discounts).................    $ 23,297      $ 13,635      $  34,099     $ 71,031
    SECURITIES...............................       2,196         7,562         18,916       28,674
    SHORT-TERM INVESTMENTS...................      11,044                                    11,044
                                                 --------      --------      ---------     --------
         TOTAL...............................      36,537        21,197         53,015      110,749

INTEREST-BEARING LIABILITIES
    NOW ACCOUNTS.............................      16,701                                    16,701
    MMDA ACCOUNTS............................       6,259                                     6,259
    REGULAR SAVINGS..........................       6,169                                     6,169
    CERTIFICATES OF DEPOSITS.................      18,813        28,245          8,590       55,648
                                                 --------      --------      ---------     --------
         TOTAL...............................      47,942        28,245          8,590       84,777

INTEREST SENSITIVITY GAP.....................    $(11,405)     $ (7,048)     $  44,425     $ 25,972
                                                 ========      ========      =========     ========
CUMULATIVE GAP 12/31/95......................    $(11,405)     $(18,453)     $  25,972
                                                 ========      ========      =========


     West Carroll has a negative one year cumulative repricing gap of ($18,453,000) as of December 31,1995. A negative gap implies that net interest income would increase in a falling rate environment and decrease in a rising rate environment. However, the degree of interest rate sensitivity is not equal for all types of assets and liabilities. West Carroll's experience has indicated that the repricing of interest-bearing demand, savings, and money market accounts does not move with the same magnitude as general market rates. Additionally, West Carroll considers these deposits to be "core" deposits along with non-interest bearing deposits. This stability would indicate a much longer implicit maturity than their contractual maturity. In addition on the asset side, the investment portfolio is predominately mortgage-backed securities which have monthly principal payments. These payments give the investment portfolio an actual shorter maturity than their contractual maturity. With these considerations, West Carroll feels that an increase or decrease in market interest rates is unlikely to produce unacceptable volatility in net interest income.

CAPITAL RESOURCES

     West Carroll's shareholders' equity of $12,514,000 at December 31, 1995 remains at a level considered to be adequate by management. The increase in undivided profits from $6,587,000 December 31, 1993 to $11,379,000 at December 31, 1995 was due to continued profits. No dividends were paid during the period 1993 to 1995.

     At December 31, 1995 the Bank had a Tier 1 and a total capital ratio of 17.25% and 18.03%, respectively. At December 31, 1994, the Bank had a Tier 1 and a total capital ratio of 14.56% and 15.22%, respectively. At December 31, 1993, the Bank had a Tier 1 and a total capital ratio of 14.86% and 15.99%, respectively. In addition, at December 31, 1995, 1994, and 1993, the Bank's leverage ratio was 10.71%, 9.72%, and 8.90%, respectively.

EFFECTS OF INFLATION

     The majority of the assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to asset ratio. Inflation also affects non-interest expenses which tend to rise during periods of general inflation and which will lower bank profits.

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

RESULTS OF OPERATIONS

     Net income for the first nine months of 1996 was approximately $1,838,000 as compared to approximately $1,882,000 for the first nine months of 1995. The increase in interest income of approximately $566,000 for the first nine months of 1996 over the same period in 1995 was attributable to continued growth in loans and the investment securities portfolio, while an increase in interest expense of approximately $588,000 for the first nine months of 1996 over the same period in 1995 resulted from increased deposits, changes in deposit mix and slightly higher rates on depositor accounts. The increase in interest income was more than offset by the increase in interest expense resulting in a small decline in net interest income for the first nine months of 1996 as compared to same period in 1995. With the continued increase in loan demand, West Carroll made a provision of $285,000 to the allowance for loan losses during the first nine months of 1996 as compared to a provision of $205,000 for the first nine months of 1995. Income tax expense for the nine months ended September 30, 1996 and 1995 was $879,000 and $956,000 respectively.

NET INTEREST INCOME

     For the nine months ended September 30, 1996, net interest income was approximately $5,007,000 compared to $5,029,000 for the same period in 1995. Interest income from loans improved by $149,000 over the same period in 1995 due to the increased volume of loans. Interest income on securities also improved over the same period by approximately $300,000 due to growth in the investment securities portfolio and West Carroll's reducing its investment in interest-bearing deposits with other financial institutions and increasing investment securities and loans in order to increase yields. These interest income increases were more than offset, however, by an increase in interest expense for the nine months ended September 30,1996, of $588,000 from the same period in 1995. This increase was due primarily to the growth in the depositor base, primarily in interest-bearing deposits which grew by approximately $13,390,000 from the same period in 1995. In addition, rates paid on these deposits also grew as a result of competitive pressures.

PROVISION FOR LOAN LOSSES

     For the nine months ended September 30, 1996, West Carroll increased its allowance for loan losses through a provision of $285,000 compared to the provision for loan losses of $205,000 made during the nine months ended September 30, 1995. The increase in the provision for loan losses is attributable to the continued growth in the loan portfolio, which increased approximately $5,122,000 from September 30,1995, and the increase in net charge-offs West Carroll experienced in the first nine months of 1996. West Carroll experienced net charge-offs of $295,000 in the first nine months of 1996 compared to $76,000 in the same period in 1995. In 1996, West Carroll implemented a more aggressive charge-off policy which is reflected in the level of charge-offs and recoveries primarily related to installment loans.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

     Other operating income for the first nine months of 1996 was $838,000 compared to $742,000 for the first nine months of 1995. This increase is the result of the growth in the deposit base which resulted in increased customer service fees. There were no security transactions resulting in gains or losses in the first nine months of 1996 or 1995. Other expenses of $2,843,000 through September 30, 1996 increased slightly from $2,728,000 of other operating expenses for the same period in 1995.

INCOME TAXES

     Income tax expense for the first nine months of 1996 was $879,000 compared to $956,000 in the same period in 1995. The effective tax rate for the first nine months of 1996 and 1995, respectively, was 32.4% and 33.7%.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, West Carroll reported cash and cash equivalents of approximately $6,444,000, an increase of approximately $1,791,000 from December 31, 1995. At September 30, 1996, the market value of West Carroll's available-for-sale securities had declined approximately $282,000 from the December 31,1995 market values due to increases in bond interest rates.

     West Carroll's total assets at September 30, 1996, totaled approximately $125,220,000, an increase of $8,149,000 compared to the total assets at December 31, 1995 of $117,071,000. Loans increased approximately $10,145,000 to $80,619,000 from December 31, 1995 to September 30, 1996. Deposits increased approximately $6,476,000 to $110,288,000 during the same period.

     West Carroll's stockholders' equity of approximately $13,900,000 as of September 30, 1996 remains at a level considered to be adequate by management. The increase in undivided profits of approximately $1,572,000 from December 31, 1995 to September 30, 1996 resulted from the retention of net profits of West Carroll. West Carroll paid dividends of $266,000 during the period ending September 30, 1996. No dividends were paid in 1995.

     Equity capital of West Carroll, excluding unrealized gains or losses on securities available for sale, as a percentage of total assets was 11.1% at September 30, 1996 compared to 10.5% at December 31, 1995.

The risk-based Tier 1 and total capital ratios and the leverage ratio of West Carroll amounted to 16.4%, 17.1%, and 11.1% respectively at September 30, 1996 compared to 17.2%, 18.0% and 10.7% respectively at December 31, 1995.

ALLOWANCE FOR LOAN LOSSES, NON-ACCRUAL AND PAST DUE LOANS

     The allowance for loan losses at September 30, 1996 and September 30, 1995 was .67% and .75% of outstanding loans, respectively. The following table presents the changes in allowance for loan losses for the nine months ended September 30, 1996 and 1995:



                                                                               SEPTEMBER 30,
                                                                         -------------------------
(Dollars in thousands)                                                   1996                1995
                                                                         ----                ----
ALLOWANCE FOR LOAN LOSSES
       BALANCE AT BEGINNING OF YEAR..............................    $    557           $     443
       RECOVERIES................................................         145                  48
        LESS: CHARGE-OFFS........................................        (440)               (124)
       PROVISION FOR LOAN LOSSES.................................         285                 205
                                                                     --------           ---------
       BALANCE AT END OF PERIOD..................................    $    547           $     572

NET CHARGE-OFFS TO AVERAGE LOANS.................................        0.52%               0.10%
                                                                     ========           =========

     As of September 30, 1996, West Carroll had $76,000 in nonaccrual loans compared to $50,000 as of the same period in 1995. The total of accruing loans which are contractually past due 90 days or more as to principal or interest at September 30, 1996 is $726,000 compared to $897,000 as of September 30, 1995.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" in October 1995, which establishes financial accounting and reporting standards for stock based on employee compensation plans including, stock purchase plans, stock options, restricted stock and stock appreciation rights. The Company has elected to continue accounting for stock based on compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996.

                            BUSINESS OF WEST CARROLL

GENERAL

     West Carroll is a bank holding company organized under the laws of the state of Louisiana with its principal executive office located in Oak Grove, Louisiana. West Carroll operates principally through the Bank, which is a national bank and which provides a range of retail banking services in West Carroll and Morehouse Parishes, Louisiana, through three full-service offices and two additional drive-up offices. At September 30, 1996, West Carroll had total consolidated assets of approximately $125 million, total consolidated deposits of approximately $110 million, and total consolidated stockholders' equity of approximately $14 million. West Carroll's principal executive office is located at 100 North Horner Street, Oak Grove, Louisiana, 71263 and its telephone number at such address is (318) 428-4221.

BUSINESS AND PROPERTIES

     The Bank conducts all business activities through its five branch offices located in Morehouse and West Carroll Parishes, Louisiana. The bank owns all of the locations. The popular names and addresses of these banking offices are as follows:

1.  Main Office                3.  Epps                 5. Bastrop Motor Bank
    100 North Horner Street        4143 Hwy 134            305 East Madison Ave.
    Oak Grove, La 71263            Epps, La 71237          Bastrop, La 71220

2.  Drive-In                   4.  Bastrop Branch
    316 East Jefferson Street      2007 East Madison Ave.
    Oak Grove, La 71263            Bastrop, La 71220


     As of September 30, 1996, the Bank had approximately 46 full-time and 17 part-time employees. The parent company, West Carroll has no salaried employees, although certain executive officers hold parallel positions with the Bank. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.

COMPETITION

     West Carroll encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other business offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government and financial institutions, some of which have greater financial resources than West Carroll. At September 30, 1996, there were approximately 14 commercial bank branches, and three credit union branches competing in West Carroll and Morehouse Parishes.

LEGAL PROCEEDINGS

     West Carroll and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table presents information about the directors and executive officers of West Carroll and the Bank:

                             PRESENT OCCUPATION            POSITION AND      DIRECTOR OR     NUMBER OF SHARES BENEFICIALLY
                                AND PRINCIPAL              OFFICES HELD       EXECUTIVE         OWNED AT JANUARY 3, 1997
                                                                                             -----------------------------
                               OCCUPATION FOR            WITH WEST CARROLL     OFFICER                          PERCENT OF
      NAME AND AGE             LAST FIVE YEARS               AND BANK           SINCE    DIRECTLY  INDIRECTLY    CLASS (1)
--------------------------     ---------------            --------------       -------   --------  ----------    ---------

W. Elton Kennedy             Businessman and farmer         Chairman and Vice    1981     54,125   21,425(2)      36.55%
51                                                          President of West
                                                            Carroll, Chairman
                                                            of Bank

William E. Pratt             Banker                         Vice Chairman and    1981      8,975(3)    --(4)       5.63
48                                                          President of West
                                                            Carroll and Bank

Charles Crook                Banker                         Director and         1984      1,250       --           .82
62                           West Carroll National Bank     Executive Vice
                                                            President of Bank

T.D. Waters, Jr.             Retired Merchant               Director of Bank     1969      1,575       --          1.04
73

A.P. Gunter                  Retired Farmer                 Director of West     1972     10,250       --          6.74
73                                                          Carroll and Director
                                                            of Bank

James Lingo                  Farmer                         Director of Bank     1982      1,250       --           .82
68

Charles Cox                  Owner of Cox Funeral           Director of Bank     1982      1,250       --           .82
71                           Homes

M.W. Kennedy                 Retired Minister               Director of West     1982         50       --           .03
83                                                          Carroll

Roger Smith                  Banker                         Chief Financial      1989         --       --            --
48                                                          Officer, West Carroll
                                                            and Bank

James H. Pichoff             Banker                         Vice President and   1978        250      250(5)        .33
65                                                          Cashier of Bank

(1) Computed by treating the number of unexercised options exercisable within 60 days as outstanding, but only with respect to the holder of such options.

(2) Includes 20,000 shares of West Carroll Common Stock in the name of Kennedy Properties, LLC, a Louisiana limited liability company controlled by Mr. Kennedy, and 1,425 shares of West Carroll Common Stock in the name of Kennedy Childrens' Trust, an irrevocable inter vivos trust of which Mr. Kennedy is a co-trustee and one of four principal beneficiaries.

(3) Includes options to acquire 7,350 shares of West Carroll Common Stock which are exercisable presently or within 60 days. See, "Voting Securities and Principal Stockholders of West Carroll."

(4) Excludes 4,337 shares of West Carroll Common Stock in the name of Dr. Claude S. Pratt, Trustee, F/B/O Ashley H. Pratt, and 4,338 shares of West Carroll Common Stock in the name of Dr. Claude S. Pratt, Trustee, F/B/O Clara Lynne Pratt, the beneficial ownership of which is disclaimed by Mr. Pratt. Ashley H. Pratt and Clara Lynne Pratt are the children of Mr. Pratt.

(5) Registered in the name of Katherine G. Pichoff. Katherine G. Pichoff is the spouse of Mr. Pichoff.

EMPLOYEE BENEFIT PLANS

     The Bank has a 401(k) savings plan which covers substantially all full-time employees with one year or more service. Full vesting in the plan occurs at the time the employees become eligible under the plan. Contributions are at the discretion of the Board of Directors. West Carroll expensed $44,000 and $35,000 related to this plan for the years ended December 31, 1995 and 1994, respectively.

     Additionally, the Bank participates in a Money Purchase Pension Plan, which covers substantially all full-time employees with one year or more service. The Bank's contribution to the plan is set at 8% of each participant's total compensation annually plus 4.3% of such compensation above $20,000. The Company expensed $119,000 and $88,000 related to this plan for the years ended December 31, 1995 and 1994, respectively.

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of loans to the aforementioned person and company(s) in which they have a 10% or more ownership interest as of September 30, 1996 were approximately $392,000.

          VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF WEST CARROLL

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of West Carroll Common Stock, as of the Record Date.

                          NAME AND ADDRESS                    AMOUNT AND NATURE         PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP         CLASS (1)
--------------            -------------------               --------------------        ----------
                                                            DIRECT     INDIRECT
                                                            ------     --------

Common Stock             W. Elton Kennedy                   34,125       21,425 (2)        36.55 %
                         P.O. Box 259
                         Mer Rouge, LA 71261

Common Stock             William E. Pratt                    8,975 (3)       -- (4)         5.63
                         903 Apollo Drive
                         Bastrop, LA 71220

Common Stock             A.P. Gunter                        10,250           --             6.74
                         425 Boatman Crossing
                         Oak Grove, LA 71263-7249

Common Stock             James E. Yeldell                    1,700        8,750 (5)         6.88
                         411 South Washington
                         Bastrop, LA 71220

Common Stock             Rubye N. Levy                          --       13,750 (6)         9.05
                         2209 Twitchell Street
                         Coushatta, LA 71019-8760

Common Stock             Dr. Claude S. Pratt                    --        8,675 (7)         5.71
                         422 Durham Street
                         Bastrop, LA 71220

Common Stock             Lois Scott Thompson                12,150           --             7.99
                         P.O. Box 1002
                         Oak Grove, LA 71263-1002

----------

(1) Computed by treating the number of unexercised options exercisable within 60 days as shares outstanding, but only with respect to the holder of such options.

(2) Includes 20,000 shares of West Carroll Common Stock in the name of Kennedy Properties, L.L.C., a Louisiana limited liability company controlled by Mr. Kennedy, and 1,425 shares of West Carroll Common Stock in the name of Kennedy Childrens' Trust, an irrevocable inter vivos trust of which Mr. Kennedy is a co-trustee and one of four principal beneficiaries.

(3) Includes presently exercisable options to acquire 7,350 shares of West Carroll Common Stock, and does not include options to acquire 9,675 shares which are not exercisable within 60 days.

(4) Excludes 4,337 shares of West Carroll Common Stock in the name of Dr. Claude S. Pratt, Trustee, F/B/O Ashley H. Pratt, and 4,338 shares of West Carroll Common Stock in the name of Dr. Claude S. Pratt, Trustee, F/B/O Clara Lynne Pratt, the beneficial ownership of which is disclaimed by Mr. Pratt. Ashley H. Pratt and Clara Lynne Pratt are the children of Mr. Pratt.

(5) Registered in the name of Jack Yeldell Farms, Inc., a Louisiana business corporation. Mr. James E. Yeldell serves as president and as a member of the board of directors of Jack Yeldell Farms, Inc.

(6) Includes 6,875 shares of West Carroll Common Stock in the name of Rubye N. Levy Partnership B, and 6,875 shares of West Carroll Common Stock in the name of Rubye N. Levy Partnership G. Rubye N. Levy Partnership B and Rubye
     N. Levy Partnership G are Louisiana limited partnerships of which Ms. Rubye
     N. Levy is general partner.

(7) Includes 4,337 shares of West Carroll Common Stock in the name of Dr. Claude S. Pratt, Trustee, F/B/O Ashley H. Pratt, and 4,338 shares of West Carroll Common Stock in the name of Dr. Claude S. Pratt, Trustee, F/B/O Clara Lynne Pratt, the beneficial ownership of which is disclaimed by Dr. Pratt.

                               BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 373 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1996. At that date, Regions had total consolidated assets of approximately $18.7 billion, total consolidated deposits of approximately $15.2 billion and total consolidated stockholders' equity of approximately $1.6 billion. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, and investment brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on September 30, 1996 information:

                                         NUMBER OF               TOTAL               TOTAL
                                      BANKING OFFICES            ASSETS             DEPOSITS
                                      ---------------            ------             --------
                                                                     (In thousands)
         Alabama.......................     181             $ 11,557,055         $  8,467,873
         Florida.......................      36                1,194,596            1,083,748
         Georgia.......................      75                3,529,206            3,039,924
         Louisiana.....................      57                2,209,689            1,819,863
         Tennessee.....................      24                  482,520              431,734

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

      Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

     Recent Acquisitions. Since December 31, 1995, Regions has completed the acquisitions of eight financial institutions (the "Recently Completed Acquisitions"), certain aspects of which transactions are set forth in the following table:

                                                                                  CONSIDERATION
                                                                                  -------------
                                                                   APPROXIMATE
                                                            -----------------------                   ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                    ---------------                         ----------       -----         ----       -----------
                                                                    (In millions)

The Enterprise National Bank of Atlanta,                      $    54       $    9         Cash        Purchase
located in Atlanta, Georgia

Metro Financial Corporation, located in Atlanta,                  210           31        Regions      Purchase
Georgia                                                                                   Common
                                                                                           Stock

First National Bancorp, located in Gainesville,                 3,199          728        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

First Federal Bank of Northwest Georgia, Federal                   94           17        Regions       Pooling
Savings Bank, located in Cedartown, Georgia                                               Common          of
                                                                                           Stock       Interests

First Gwinnett Bancshares, Inc., located in                        68           15        Regions      Purchase
Norcross, Georgia                                                                         Common
                                                                                           Stock

Delta Bank & Trust Company, located in Belle                      191           38        Regions      Purchase
Chasse, Louisiana                                                                         Common
                                                                                           Stock

American Bancshares of Houma, Inc., located in                     89           18        Regions      Purchase
Houma, Louisiana                                                                          Common
                                                                                           Stock

Rockdale Community Bank, located in Conyers,                       47           12        Regions      Purchase
Georgia                                                                                   Common
                                                                                           Stock
                                                              -------       ------
                      Totals                                  $ 3,952       $  868
                                                              =======       ======

---------------
(1) Calculated as of the date of consummation.


     Other Pending Acquisitions. The following table sets forth certain information concerning the Other Pending Acquisitions:

                                                                                  CONSIDERATION
                                                                                  -------------
                                                                   APPROXIMATE
                                                                   -----------
                                                                                                      ACCOUNTING
                      INSTITUTION                            ASSET SIZE      VALUE(1)      TYPE        TREATMENT
                      -----------                            ----------      --------      ----        ---------
                                                                    (In millions)

Florida First Bancorp, Inc., located in Panama                $   297       $   40         Cash        Purchase
City, Florida (the "Florida First Acquisition")

Allied Bankshares, Inc., located in Thomson,                      557          136        Regions       Pooling
Georgia (the "Allied Acquisition")                                                        Common          of
                                                                                           Stock       Interests

Gulf South Bancshares, Inc., located in Gretna,                    55            9        Regions      Purchase
Louisiana (the "Gulf South Acquisition")                                                  Common
                                                                                           Stock

                      Totals                                  $   909       $  185
                                                              =======       ======


---------------
(1)  Calculated as of the date of announcement of the transaction.

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, and of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the Other Pending Acquisitions and the Merger had been consummated on September 30, 1996, based on September 30, 1996 pro forma financial information, Regions' total consolidated assets would have increased by approximately $1.0 billion to approximately $19.7 billion; its total consolidated deposits would have increased by approximately $845 million to approximately $16.0 billion; and its total consolidated stockholders' equity would have increased by approximately $82 million to approximately $1.6 billion. See "Documents Incorporated by Reference" and "Summary Pro Forma Financial Data" and the related pro forma financial information in Regions' Current Report on Form 8-K dated November 20, 1996.

     Regions has purchased in the open market approximately 260,000 shares of Regions Common Stock to be issued in connection with the Allied Acquisition.

     Recently Announced Acquisitions. Regions has entered into agreements to acquire three additional financial institutions, (i) First Bankshares, Inc. ("First Bankshares") headquartered in East Point, Georgia, with total consolidated assets of approximately $106 million, deposits of $83 million, and stockholders' equity of $8.7 million at September 30, 1996, (ii) First Mercantile National Bank ("First Mercantile"), headquartered in Longwood, Florida, with total consolidated assets of approximately $144.6 million, deposits of $123.4 million, and stockholders' equity of $9.1 million at November 30, 1996, and (iii) SB&T Corporation, headquartered in Smyrna, Georgia, with total consolidated assets of approximately $152 million, deposits of $139 million, and stockholders' equity of $10.4 million at September 30, 1996. Consummation of these transactions would result in the issuance of shares of Regions Common Stock valued at approximately $18.9 million in the case of First Bankshares, payment of approximately $21 million cash in the case of First Mercantile, and issuance of shares of Regions Common Stock valued at approximately $26.3 million in the case of SB&T. The pro forma effects of these transactions would not have a material effect on Regions consolidated financial position or on the pro forma financial information set forth or incorporated by reference in this Proxy Statement/Prospectus.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data give effect, as appropriate, to the Merger and the Other Pending Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated November 20, 1996. For additional information relating to specific transactions within the scope of the Other Pending Acquisitions, see "Business of Regions--Recent Developments."

SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND WEST CARROLL

     The following unaudited pro forma combined data give effect to the acquisition of West Carroll as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a pooling of interests.



                                                                                                      AS OF
                                                                                                  SEPTEMBER 30,
                                                                                                      1996
                                                                                                      ----

                                                                                                  (In thousands
                                                                                                   except per
                                                                                                   share data)

Balance Sheet Data:
  Total assets.................................................................................    $18,856,644
  Securities...................................................................................      4,038,774
  Loans, net of unearned income ...............................................................     13,113,404
  Total deposits...............................................................................     15,297,238
  Other borrowed money.........................................................................        470,924
  Stockholders' equity.........................................................................      1,568,640
  Book value per common share .................................................................          24.84

                                                            NINE MONTHS
                                                               ENDED             YEAR ENDED DECEMBER 31,
                                                           SEPTEMBER 30,   ------------------------------------
                                                               1996        1995            1994            1993
                                                               ----        ----            ----            ----

                                                                     (In thousands except per share data)
Income Statement Data:
   Total interest income ............................     $1,037,388    $1,270,031       $  999,901     $  753,491
   Total interest expense ...........................        511,803       638,996          438,709        298,352
                                                          ----------    ----------       ----------     ----------

   Net interest income ..............................        525,585       631,035          561,192        455,139
   Provision for loan losses ........................         22,019        30,521           20,550         24,544
                                                          ----------    ----------       ----------     ----------

   Net interest income after loan loss
     provision ......................................        503,566       600,514          540,642        430,595
   Total noninterest income .........................        163,856       188,331          172,854        171,006
   Total noninterest expense ........................        418,798       491,129          445,825        385,854
   Income tax expense ...............................         81,901        97,384           84,862         67,072
                                                          ----------    ----------       ----------     ----------
   Net income .......................................     $  166,723    $  200,332       $  182,809     $  148,675
                                                          ==========    ==========       ==========     ==========
   Net income per share .............................     $     2.66    $     3.22       $     3.11     $     2.82
                                                          ==========    ==========       ==========     ==========
   Average common shares outstanding ................         62,588        62,278           58,814         52,761


SELECTED PRO FORMA COMBINED DATA FOR REGIONS, WEST CARROLL, AND OTHER PENDING ACQUISITIONS

     The following unaudited pro forma combined data as of September 30, 1996, and for the nine months ended September 30, 1996, and for each of the three years in the period ended December 31, 1995, give effect to (i) the Florida First Acquisition and the Gulf South Acquisition, assuming such acquisitions are accounted for as purchases, and (ii) the Merger and the Allied Acquisition, assuming such transactions are treated as poolings of interests for accounting purposes, as if all such transactions had been consummated on September 30, 1996, in the case of the data included under "Balance Sheet Data," and at the beginning of the indicated periods in the case of the data included under "Income Statement Data," except that the income statement data for the transactions accounted for as purchases are reflected as if such transactions had been consummated on January 1, 1995, and are not included for the years ended December 31, 1994 and 1993.

                                                                                                      AS OF
                                                                                                  SEPTEMBER 30,
                                                                                                     1996
                                                                                                     ----

                                                                                                  (In thousands
                                                                                                   except per
                                                                                                   share data)
Balance Sheet Data:
  Total assets  ...............................................................................    $19,739,998
  Securities  .................................................................................      4,265,955
  Loans, net of unearned income ...............................................................     13,619,290
  Total deposits  .............................................................................     16,032,050
  Other borrowed money  .......................................................................        536,273
  Stockholders' equity  .......................................................................      1,636,724
  Book value per common share .................................................................          24.89



                                                            NINE MONTHS
                                                               ENDED                YEAR ENDED DECEMBER 31,
                                                           SEPTEMBER 30,     ------------------------------------
                                                               1996          1995            1994            1993
                                                               ----          ----            ----            ----

                                                                     (In thousands except per share data)
Income Statement Data:
  Total interest income ..........................        $1,087,556    $1,335,811       $1,034,842     $  785,994
  Total interest expense .........................           537,200       672,520          452,555        311,486
                                                          ----------    ----------       ----------     ----------

  Net interest income ............................           550,356       663,291          582,287        474,508
  Provision for loan losses ......................            22,981        31,090           21,039         25,064
                                                          ----------    ----------       ----------     ----------

  Net interest income after loan loss
    provision ....................................           527,375       632,201          561,248        449,444
  Total noninterest income .......................           170,468       197,335          177,904        176,077
  Total noninterest expense ......................           442,212       518,164          461,704        399,543
  Income tax expense .............................            84,483       102,047           87,608         69,993
                                                          ----------    ----------       ----------     ----------

  Net income .....................................        $  171,148    $  209,325       $  189,840     $  155,985
                                                          ==========    ==========       ==========     ==========

  Net income per share ...........................        $     2.63    $     3.23       $     3.10     $     2.83
                                                          ==========    ==========       ==========     ==========

  Average common shares outstanding ..............            65,181        64,869           61,244         55,125

                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and West Carroll. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1995. See "Documents Incorporated by Reference."

GENERAL

     Regions and West Carroll are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and West Carroll and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, Regions is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabamabased bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Proxy Statement/Prospectus, none of the states in which the banking subsidiaries of Regions or West Carroll are located has either moved up the date after which interstate branching will be permissible or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.

     The BHC Act generally prohibits Regions and West Carroll from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the subsidiary depository institutions of Regions and West Carroll is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

      The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) and West Carroll (the OCC in the case of federally chartered banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and West Carroll are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and West Carroll, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and West Carroll, as well as by Regions and West Carroll to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action."

Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At September 30, 1996, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and West Carroll, without obtaining governmental approvals, could declare aggregate dividends to Regions and West Carroll of approximately $219 million and $6.4 million, respectively.

     The payment of dividends by Regions and West Carroll and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

      Regions, West Carroll, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and West Carroll and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1996, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 13.53% and 10.71%, respectively, and West Carroll's consolidated Total Capital and Tier 1 Capital Ratios were 17.06% and 16.41%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and West Carroll's respective Leverage Ratios at September 30, 1996, were 7.57% and 11.13%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' and West Carroll's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1996. Neither Regions, West Carroll, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, Regions and West Carroll are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or West Carroll may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     At September 30, 1996, all of the subsidiary depository institutions of Regions and West Carroll had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

     Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

     Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

     A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC has implemented a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). Regions recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the amount of approximately $21.0 million pre-tax.

     In addition, the FDIC has proposed a revision in the SAIF assessment rate schedule which would effect, as of October 1, 1996 (i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to FICO assessments. Effective January 1, 1997, FICO assessments will be imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999, assuming no further changes in announced premium assessment rates.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                     DESCRIPTION OF REGIONS COMMON STOCK

      Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 62,810,998 shares were issued, including 260,000 treasury shares, at September 30, 1996. No other class of stock is authorized.

      Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its Subsidiary Institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1996, under such requirements and guidelines, Regions' subsidiary institutions had $219 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

      For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

      Regions expects to hold its next annual meeting of stockholders after the Merger during May 1997. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting have been received by Regions at its principal executive offices no later than December 2, 1996, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1997 annual meeting of stockholders may be submitted until the date specified in Regions' 1997 annual meeting proxy statement.

                                    EXPERTS

      The consolidated financial statements and the supplemental consolidated financial statements of Regions incorporated by reference in or appearing as an exhibit to Regions' Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of West Carroll, included in this Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by KPMG Peat Marwick LLP, have been included herein in reliance on their report given on their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP, refers to a change in the method of accounting for income taxes in 1993 and to a change in the method of accounting for investment securities in 1994.

                                    OPINIONS
      The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of January 3, 1997, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 118,745 shares of Regions Common Stock.

      Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                   INDEX TO WEST CARROLL FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT..........................................................  F-2
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
  Consolidated Balance Sheets as of
     December 31, 1995 and 1994.......................................................  F-3
  Consolidated Statements of Income...................................................  F-4
  Consolidated Statements of Stockholders' Equity.....................................  F-5
  Consolidated Statements of Cash Flows...............................................  F-6
  Notes to Consolidated Financial Statements..........................................  F-7
FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
  Condensed Consolidated Balance Sheet
     as of September 30, 1996 (Unaudited).............................................  F-18
  Condensed Consolidated Statements of Income (Unaudited).............................  F-19
  Condensed Consolidated Statements of Stockholders' Equity (Unaudited)...............  F-20
  Condensed Consolidated Statements of Cash Flows (Unaudited).........................  F-21
  Notes to Unaudited Condensed Consolidated Interim Financial Statements
     (Unaudited)......................................................................  F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
West Carroll Bancshares, Inc.:

     We have audited the accompanying consolidated balance sheets of West Carroll Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the three years ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Carroll Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1993. As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

KPMG Peat Marwick LLP

April 26, 1996

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
                                            ASSETS
Cash and due from banks.........................................  $  4,652,842     $  3,779,990
Interest-bearing deposits with other financial institutions.....    11,043,812        5,413,846
Securities:
  Held-to-maturity..............................................            --       16,993,588
  Available-for-sale............................................    28,674,144        9,742,610
Loans, net......................................................    70,474,261       63,130,518
Bank premises and equipment, net................................       674,074          745,779
Accrued interest receivable.....................................     1,300,212          976,407
Other assets....................................................       251,862          405,600
                                                                  ------------     ------------
                                                                  $117,071,207     $101,188,338
                                                                  ============     ============
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand........................................................  $ 19,034,841     $ 19,295,605
  Savings and interest-bearing transaction accounts.............    29,129,753       29,092,359
  Time..........................................................    55,647,087       42,547,617
                                                                  ------------     ------------
          Total deposits........................................   103,811,681       90,935,581
Accrued interest payable........................................       534,183          392,758
Accrued expenses and other liabilities..........................       211,438          331,277
                                                                  ------------     ------------
          Total liabilities.....................................   104,557,302       91,659,616
                                                                  ------------     ------------
Stockholders' equity:
  Common stock, par value $1 per share. Authorized 300,000
     shares; issued and outstanding 152,000 shares..............       152,000          152,000
  Surplus.......................................................       735,744          735,744
  Undivided profits.............................................    11,379,090        8,875,842
  Net unrealized gains (losses) on available-for-sale
     securities, net of income tax..............................       247,071         (234,864)
                                                                  ------------     ------------
          Total stockholders' equity............................    12,513,905        9,528,722
Commitments and contingent liabilities..........................
                                                                  ------------     ------------
                                                                  $117,071,207     $101,188,338
                                                                  ============     ============

          See accompanying notes to consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                     1995            1994           1993
                                                                  -----------     ----------     ----------
Interest income:
  Loans.........................................................  $ 8,392,297     $6,332,547     $4,588,464
  Investment securities:
    Taxable.....................................................    1,693,443      1,700,033      2,352,167
    Tax-exempt..................................................      130,440        110,378         80,442
  Interest-bearing deposits with other financial institutions...      214,144         64,920         67,437
  Federal funds sold............................................          392             25          8,022
                                                                  -----------     ----------     ----------
         Total interest income..................................   10,430,716      8,207,903      7,096,532
                                                                  -----------     ----------     ----------
Interest expense:
  Savings and interest-bearing transaction accounts.............      901,992        845,402        743,390
  Time deposits.................................................    2,740,795      1,536,878      1,294,030
  Federal funds purchased.......................................       16,990        162,038        102,932
  Other borrowings..............................................           --          8,107         17,424
                                                                  -----------     ----------     ----------
         Total interest expense.................................    3,659,777      2,552,425      2,157,776
                                                                  -----------     ----------     ----------
         Net interest income....................................    6,770,939      5,655,478      4,938,756
Provision (reduction of allowance) for loan losses..............      250,000        (30,000)      (150,830)
                                                                  -----------     ----------     ----------
         Net interest income after provision (reduction of
           allowance) for loan losses...........................    6,520,939      5,685,478      5,089,586
                                                                  -----------     ----------     ----------
Other operating income:
  Service charges, fees, and commissions........................      868,530        746,749        668,166
  Securities loss, net..........................................       (7,447)            --       (108,538)
  Other.........................................................       64,084         58,269         90,766
                                                                  -----------     ----------     ----------
         Total other operating income...........................      925,167        805,018        650,394
                                                                  -----------     ----------     ----------
Other operating expenses:
  Salaries and employee benefits................................    1,982,404      1,580,694      1,401,176
  Occupancy and equipment.......................................      562,089        515,734        392,383
  Other.........................................................    1,123,151      1,352,269        930,523
                                                                  -----------     ----------     ----------
         Total other operating expenses.........................    3,667,644      3,448,697      2,724,082
                                                                  -----------     ----------     ----------
         Income before income tax expense.......................    3,778,462      3,041,799      3,015,898
Income tax expense..............................................    1,275,214        752,500      1,001,668
                                                                  -----------     ----------     ----------
Income before cumulative effect of change in accounting
  principle.....................................................    2,503,248      2,289,299      2,014,230
Cumulative effect at January 1, 1993, of change in method of
  accounting for income taxes...................................           --             --        156,563
                                                                  -----------     ----------     ----------
         Net income.............................................  $ 2,503,248     $2,289,299     $2,170,793
                                                                  ===========     ==========     ==========
Net income per share:
  Primary Earnings Per Share:
    Income per share before cumulative effect of change in
      accounting principle......................................        15.77          15.06          13.25
    Cumulative effect of change in accounting for income
      taxes.....................................................           --             --           1.03
                                                                  -----------     ----------     ----------
    Primary net income per share................................        15.77          15.06          14.28
                                                                  ===========     ==========     ==========
Fully Diluted Earnings Per Share:
  Income per share before cumulative effect of change in
    accounting principle........................................        15.54          15.06          13.25
  Cumulative effect of change in accounting for income taxes....           --             --           1.03
                                                                  -----------     ----------     ----------
  Fully diluted net income per share............................        15.54          15.06          14.28
                                                                  ===========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                          NET UNREALIZED
                                                                          GAINS (LOSSES)
                                                                          ON AVAILABLE-        TOTAL
                                       COMMON                UNDIVIDED       FOR-SALE      STOCKHOLDERS'
                                       STOCK     SURPLUS      PROFITS       SECURITIES        EQUITY
                                      --------   --------   -----------   --------------   -------------
Balances at January 1, 1993.........  $122,600   $765,144   $ 4,415,750      $     --       $  5,303,494
  Net income........................        --         --     2,170,793            --          2,170,793
                                      --------   --------   -----------      --------        -----------
Balances at December 31, 1993.......   122,600    765,144     6,586,543            --          7,474,287
  Net income........................        --         --     2,289,299            --          2,289,299
  Stock split and decrease in par
     value per share of common
     stock..........................    29,400    (29,400)           --            --                 --
  Net unrealized losses on
     available-for-sale securities,
     net of related income taxes....        --         --            --      (234,864)          (234,864)
                                      --------   --------   -----------      --------        -----------
Balances at December 31, 1994.......   152,000    735,744     8,875,842      (234,864)         9,528,722
  Net income........................        --         --     2,503,248            --          2,503,248
  Net unrealized gain on
     available-for-sale securities,
     net of related income taxes....        --         --            --       481,935            481,935
                                      --------   --------   -----------      --------        -----------
Balances at December 31, 1995.......  $152,000   $735,744   $11,379,090      $247,071       $ 12,513,905
                                      ========   ========   ===========      ========        ===========

          See accompanying notes to consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                           1995           1994           1993
                                                       ------------   ------------   ------------
Operating activities:
  Net income.........................................  $  2,503,248   $  2,289,299   $  2,170,793
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision (reduction of allowance) for loan
       losses........................................       250,000        (30,000)      (150,830)
     Securities loss, net............................         7,447             --        108,538
     Losses on sales and writedowns of other real
       estate and repossessed assets.................            --             --          3,971
     Provision for depreciation and amortization.....       200,107        161,992        121,102
     Deferred income tax benefit (expense)...........       (40,000)       (59,500)        98,882
     Net amortization of security discounts and
       premiums......................................        75,921        153,774        250,458
     Increase in accrued interest receivable and
       other assets..................................      (343,566)      (264,976)      (166,822)
     Increase (decrease) in accrued interest payable,
       accrued expenses, and other liabilities.......        21,586         66,533       (106,568)
                                                       ------------   ------------   ------------
          Net cash provided by operating
            activities...............................     2,674,743      2,317,122      2,329,524
                                                       ------------   ------------   ------------
Investing activities:
  Net decrease (increase) in interest-bearing
     deposits with other financial institutions......    (5,629,966)      (104,386)     3,891,381
  Proceeds from sale of other real estate............            --             --         27,000
  Proceeds from sale of held-to-maturity
     securities......................................            --             --        625,722
  Proceeds from maturities and paydowns of held-to-
     maturity securities.............................     2,933,222      7,761,720     16,395,251
  Purchases of held-to-maturity securities...........    (4,170,991)    (5,254,739)    (9,728,712)
  Proceeds from maturities and paydowns of
     available-for-sale securities...................     1,707,879      2,605,099             --
  Proceeds from sales of available-for-sale
     securities......................................       387,675             --             --
  Purchases of available-for-sale securities.........    (2,161,381)    (3,858,875)            --
  Net increase in loans..............................    (7,616,026)   (17,298,258)   (16,387,293)
  Purchases of bank premises and equipment...........      (128,403)      (376,864)      (145,731)
                                                       ------------   ------------   ------------
          Net cash used by investing activities......   (14,677,991)   (16,526,303)    (5,322,382)
                                                       ------------   ------------   ------------
Financing activities:
  Net increase in deposits...........................    12,876,100     15,306,026      3,192,296
  Payments on debentures.............................            --       (122,750)      (122,750)
                                                       ------------   ------------   ------------
          Net cash provided by financing
            activities...............................    12,876,100     15,183,276      3,069,546
                                                       ------------   ------------   ------------
Increase in cash and cash equivalents................       872,852        974,095         76,688
Cash and cash equivalents at beginning of year.......     3,779,990      2,805,895      2,729,207
                                                       ------------   ------------   ------------
Cash and cash equivalents at end of year.............  $  4,652,842   $  3,779,990   $  2,805,895
                                                       ============   ============   ============

          See accompanying notes to consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994, AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     West Carroll Bancshares, Inc. (the "Company") through its subsidiary bank, West Carroll National Bank (the "Bank") provides a full range of banking services to individual and corporate customers in north Louisiana. The Company and the Bank are subject to regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances have been eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

SECURITIES

     Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (Statement 115), Accounting for Certain Investments in Debt and Equity Securities. Under Statement 115, the Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to operations, resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted either over the life of the related security as an adjustment to yield using the effective interest method, or are periodically adjusted to reflect the actual

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY payment experience on the underlying mortgage loans, which does not materially differ from the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

LOANS

     Loans are stated at the principal amount outstanding with appropriate reduction for unearned discounts and the allowance for loan losses.

     Interest income on certain installment loans is deferred and recognized under the sum-of-the-digits method which approximates the interest method, while interest income on the remaining installment loans is recognized under the simple interest method. Interest income on other loans, including impaired loans, is accrued as earned based upon the principal balance outstanding, except that accrual of interest on loans is discontinued where a reasonable doubt exists as to the collectibility of principal or interest. Under such conditions, previously accrued but uncollected interest is reversed and interest income is recognized only when collected unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of the interest.

     Discounts on loans purchased are credited to income by a method which does not differ materially from the level-yield method over the remaining terms of the loans to maturity.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential loan losses. Management's determination of the adequacy of the allowance is based on an evaluation of the relative risks inherent in the loan portfolio, taking into consideration the nature, volume, and quality of the portfolio, specific problem loans, past credit loss experience, current and future economic conditions, results of internal and regulatory review procedures, and other relevant factors. The provision for loan losses is charged to expense and loans charged off, net of recoveries, are charged directly to the allowance.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Effective January 1, 1995, the Company adopted Financial Accounting Standards Board Statement No. 114 (Statement 114), Accounting by Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. Statements 114 and 118 address recognition criteria for loan impairment and the measurement methods for certain impaired and restructured loans. A loan within the scope of Statement 114 is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. Under these standards, the 1995 reserve for credit losses related to loans that are identified as impaired is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans. The effect of the adoption of Statements 114 and 118 was not material to the Company.

BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation of bank premises and equipment is provided over the estimated useful lives of the respective assets on the straight-line basis. Maintenance and repairs are charged to expense as incurred and renewals and betterments are

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY capitalized. When property and equipment is retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gains or losses are recognized.

INCOME TAXES

     The Company and the Bank file a consolidated federal tax return. Income taxes and benefits are generally allocated based on each company's contribution to the total federal tax liability.

     Effective January 1, 1993, the Company and the Bank adopted the provisions of Statement of Financial Accounting Standards No. 109 (Statement 109), Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE

     Primary and fully diluted net income per share amounts are determined on the basis of the weighted average number of common and common equivalent shares outstanding during the year. The Company's stock options are common stock equivalents. The number of shares used in computing primary net income per share was 159,000 in 1995, 152,000 in 1994, and 152,000 in 1993. The number of shares used in computing fully diluted net income per share was 161,000 in 1995, 152,000 in 1994, and 152,00 in 1993. The Company's common stock is not actively traded and a fair market value is not readily attainable. For purposes of computing the dilutive effect of the Company's outstanding options, the Company has used fair value estimates obtained through an appraisal.

RECLASSIFICATIONS

     Certain 1994 and 1993 amounts have been reclassified to conform to the 1995 presentation.

(2) SECURITIES

     The amortized cost and approximate fair value (carrying value) of securities available-for-sale at December 31, 1995, were as follows:

                                                               GROSS        GROSS
                                                AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                  COST         GAINS        LOSSES        VALUE
                                               -----------   ----------   ----------   -----------
    Obligations of state and political
      subdivisions...........................  $ 2,563,344    $  30,637    $  (1,838)  $ 2,592,143
    Mortgage-backed securities,
      collateralized mortgage obligations,
      and REMICs.............................   24,756,236      394,173      (42,020)   25,108,389
    FHLB of Dallas stock.....................      921,000           --           --       921,000
    Other....................................       59,213           --       (6,601)       52,612
                                               -----------     --------     --------   -----------
                                               $28,299,793    $ 424,810    $ (50,459)  $28,674,144
                                               ===========     ========     ========   ===========

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

     The amortized cost and approximate market values of held-to-maturity securities and available-for-sale securities at December 31, 1994, were as follows:

                                                              GROSS        GROSS
                                               AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                 COST         GAINS        LOSSES        VALUE
                                              -----------   ----------   ----------   -----------
    Held-to-Maturity:
      Obligations of state and political
         subdivisions.......................  $ 2,200,031    $   3,678   $  (69,292)  $ 2,134,417
      Mortgage-backed securities,
         collateralized mortgage
         obligations, and REMICs............   14,793,557      124,997     (447,132)   14,471,422
                                              -----------     --------    ---------   -----------
                                              $16,993,588    $ 128,675   $ (516,424)  $16,605,839
                                              ===========     ========    =========   ===========
    Available-for-Sale Obligations of state
      and political subdivisions............  $   150,000    $      --   $   (6,755)  $   143,245
      Mortgage-backed securities,
         collateralized mortgage
         obligations, and REMICs............    9,034,051        5,909     (355,008)    8,684,952
      FHLB of Dallas stock..................      865,200           --           --       865,200
      Other.................................       49,213           --           --        49,213
                                              -----------     --------    ---------   -----------
                                              $10,098,464    $   5,909   $ (361,763)  $ 9,742,610
                                              ===========     ========    =========   ===========

     Other securities have been written down by $469,000 at both December 31, 1995 and 1994.

     The amortized costs and estimated market values of securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     AMORTIZED        MARKET
                                                                       COST            VALUE
                                                                    -----------     -----------
Due in one year or less...........................................  $   374,366     $   376,251
Due after one year through five years.............................    1,848,649       1,868,173
Due after five years through ten years............................      340,329         347,719
FHLB of Dallas stock..............................................      921,000         921,000
Mortgage-backed securities, collateralized mortgage obligations,
  REMICs, and other...............................................   24,815,449      25,161,001
                                                                    -----------     -----------
                                                                    $28,299,793     $28,674,144
                                                                    ===========     ===========

     Proceeds from sales of securities for the year ended December 31, 1995, were $388,000. Gross losses of $8,000 were realized on those sales during 1995. There were no sales of securities in 1994. Proceeds from the sale of securities for the year ended December 31, 1993, were $625,722. Gross losses of $1,000 were realized on those sales during 1993. Also during 1993, other securities were written down by $108,000.

     Investment securities having a carrying value of $6,456,000 and $7,531,000 at December 31, 1995 and 1994, respectively, were pledged to secure public funds on deposit and for other purposes as required or permitted by law.

     During 1995, the Bank transferred securities having an amortized cost of $18,189,000 from its held-to-maturity portfolio to its available-for-sale portfolio. At the time of the transfer, these securities had net unrealized gains of $339,000. This transfer was made during the one time reassessment allowed by the Financial Accounting Standards Board for the reclassification of securities among investment categories.

     The Company's investment in Federal Home Loan Bank of Dallas stock is pledged as collateral to secure the Bank's advances from the FHLB of Dallas. The Bank had no FHLB advances outstanding at December 31, 1995.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of the Bank's loan portfolio at December 31, 1995 and 1994, is as follows:

                                                                 1995              1994
                                                              -----------       -----------
    Commercial..............................................  $15,664,524       $13,479,224
    Mortgage loans..........................................    8,370,019        10,350,856
    Real estate.............................................   21,594,180        18,657,645
    Agricultural............................................    7,879,018         5,468,823
    Installment.............................................   21,053,655        19,785,039
                                                              -----------       -----------
                                                               74,561,396        67,741,587
    Less:
      Discounts on purchased loans, net.....................   (2,419,983)       (3,078,524)
      Unearned discounts on installment loans...............   (1,109,820)       (1,090,086)
      Allowance for loan losses.............................     (557,332)         (442,459)
                                                              -----------       -----------
              Net loans.....................................  $70,474,261       $63,130,518
                                                              ===========       ===========

     At December 31, 1995 and 1994, the aggregate amount of indebtedness from directors, executive officers, and entities in which these individuals are principals amounted to $969,000 and $499,000, respectively. The change during 1995 reflects $529,000 in new loans and $59,000 of repayments. In management's opinion, all of the transactions entered into between the Bank and these parties were made on substantially the same terms as those prevailing at the time for comparable transactions with other parties.

     At December 31, 1995 and 1994, $160,000 and $218,000 in loans were classified as non-accrual, respectively. Net interest income for 1995 and 1994 would have been higher by $17,000 and $21,000, respectively, had interest been accrued at contractual rates on these loans.

     A summary of changes in the allowance for loan losses is summarized as follows:

                                                            1995        1994        1993
                                                          ---------   ---------   ---------
    Balance, January 1..................................  $ 442,459   $ 568,266   $ 790,926
      Provision (reduction of allowance) for loan
         losses.........................................    250,000     (30,000)   (150,830)
      Loans charged off.................................   (217,295)   (114,578)    (74,707)
      Recoveries on loans...............................     82,168      18,771       2,877
                                                          ---------   ---------   ---------
    Balance, December 31................................  $ 557,332   $ 442,459   $ 568,266
                                                          =========   =========   =========

     During 1995, the Bank reduced loans through the repossession of other real estate and assets in the amount of $22,000. No such repossessions occurred in 1994. During 1993, the Bank reduced loans through the repossession of other real estate and assets in the amount of $10,637.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

(4) BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31, 1995 and 1994, are summarized as follows:

                                                                            DECEMBER 31,
                                                        ESTIMATED     -------------------------
                                                       USEFUL LIVES      1995          1994
                                                       ------------   -----------   -----------
    Land.............................................            --   $   340,466   $   301,466
    Banking house....................................    5-20 years       817,542       791,099
    Furniture, fixtures, and equipment...............    3-10 years     1,203,930     1,140,972
    Automobiles......................................       3 years       120,097       120,096
                                                                      -----------   -----------
                                                                        2,482,035     2,353,633
    Less accumulated depreciation....................                  (1,807,961)   (1,607,854)
                                                                      -----------   -----------
                                                                      $   674,074   $   745,779
                                                                      ===========   ===========

     Depreciation expense was $200,000, $162,000 and $121,000 for 1995, 1994 and
1993, respectively.

(5) TIME DEPOSITS

     Included in time deposits at December 31, 1995 and 1994, were $12,506,000 and $9,767,000, respectively, of certificates of deposit in denominations of $100,000 or more. Interest expense on time deposits of $100,000 or more amounted to $631,000, $329,000 and $187,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     During 1995, 1994 and 1993, respectively, the Bank made interest payments of $3,518,000, $2,445,000 and $2,175,000 to depositors and creditors.

(6) INCOME TAXES

     The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as of January 1, 1993. The cumulative effect of $156,563 resulting from this change in accounting for income taxes is reflected in the consolidated statement of income for the year ended December 31, 1993.

     Income tax expense (benefit) included in the consolidated statements of income for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                             1995        1994        1993
                                                          ----------   --------   ----------
    Federal -- current..................................  $1,315,214   $812,000   $  902,786
    Federal -- deferred.................................     (40,000)   (59,500)      98,882
                                                          ----------   --------   ----------
                                                          $1,275,214   $752,500   $1,001,668
                                                          ==========   ========   ==========

     The significant components of deferred income tax expense (benefit) for the year ended December 31, 1995, 1994 and 1993 are as follows:

                                                            1995         1994        1993
                                                          --------     ---------   --------
    Deferred tax (exclusive of the effects of other
      components listed below)..........................  $(40,000)    $  53,529   $115,853
    Change in beginning-of-the-year balance of the
      valuation allowance for deferred tax assets.......        --      (113,029)   (16,971)
                                                          --------     ---------   --------
                                                          $(40,000)    $ (59,500)  $ 98,882
                                                          ========     =========   ========

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

     The actual income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate rate of 34% to income before taxes) as follows:

                                                          1995           1994         1993
                                                       ----------     ----------   ----------
    Expected federal income tax expense..............  $1,284,677     $1,034,212   $1,025,405
    Tax-exempt income................................     (64,403)       (63,671)     (26,301)
    Change in beginning-of-the-year balance of the
      valuation allowance for deferred tax assets....          --       (113,029)     (16,971)
    Other, net.......................................      54,940       (105,012)      19,535
                                                       ----------     ----------   ----------
    Income tax expense...............................  $1,275,214     $  752,500   $1,001,668
                                                       ==========     ==========   ==========
    Effective tax rate...............................        33.7%          24.7%        33.2%
                                                       ==========     ==========   ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, are presented below:

                                                                       1995         1994
                                                                     --------     --------
    Deferred tax assets:
      Allowance for loan losses....................................  $133,039     $ 93,982
      Bank premises and equipment -- depreciation and
         amortization..............................................   161,753      169,948
      Unrealized losses on securities available-for-sale...........        --      120,990
      Other........................................................    18,292       25,501
                                                                     --------     --------
              Total gross deferred tax assets......................   313,084      410,421
              Less valuation allowance.............................        --           --
                                                                     --------     --------
              Net deferred tax assets..............................   313,084      410,421
                                                                     --------     --------
    Deferred tax liabilities:
      Securities -- discount accretion.............................    63,676       80,023
      Unrealized gain on securities available-for-sale.............   127,280           --
                                                                     --------     --------
              Total gross deferred tax liabilities.................   190,956       80,023
                                                                     --------     --------
              Net deferred tax asset...............................  $122,128     $330,398
                                                                     ========     ========

     As of January 1, 1995, the Company had no valuation allowance for deferred tax assets, and for the year ended December 31, 1995, there was no change in the total valuation allowance. As of January 1, 1994, the Company had a valuation allowance for deferred tax assets of $113,000, and for the year ended December 31, 1994, there was a decrease in the total valuation allowance of $113,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of temporary differences and projected future taxable income in making this assessment.

     Net deferred tax assets of $122,000 and $330,000 are included in other assets at December 31, 1995 and 1994, respectively. During 1995, 1994 and 1993 the Company paid Federal income taxes of $1,275,000, $850,000 and $850,000 respectively.

(7) BENEFIT PLANS

     The Bank has a 401(k) savings plan which covers substantially all full-time employees with one year or more of service. Full vesting in the plan occurs at the time the employees become eligible under the plan.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

Contributions are at the discretion of the Board of Directors. The Company expensed $44,000, $35,000 and $61,000 related to this plan for the years ended December 31, 1995, 1994 and 1993, respectively.

     Additionally, the Bank participates in a Money Purchase Pension Plan, which covers substantially all full-time employees with one year or more of service. The Bank's contribution to the plan is set at 8% of each participant's total compensation annually plus 4.3% of such compensation above $20,000. The Company expensed $119,000, $88,000 and $83,000 related to this plan for the years ended December 31, 1995, 1994 and 1993, respectively.

(8) OPTION AGREEMENT

     In October 1994, the Board of Directors of the Company approved an option agreement with the President of the Company and the Bank whereby the President may purchase 17,025 shares of Company stock at $27.12, which was the estimated fair market value at date of issuance. The term of the option is ten years, and the option may be exercised 3,675 shares per year for the first four years and 2,325 shares after four years. Upon exercise of the option, the President is entitled to receive any dividends paid by the Company since the date of issuance of the options as if the President had exercised his options as of the date of issuance.

     The Company will adopt Statement of Financial Accounting Standards No. 123 (Statement 123), Accounting for Stock-Based Compensation, in 1996. The Company currently plans to continue to measure compensation cost for employee stock compensation plans using the method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

(9) STOCK TRANSACTIONS

     In November 1994, the Company declared a 25 to 1 stock split effective as a stock dividend. All share amounts have been restated to retroactively reflect the stock split. Prior to the stock split, fifty shares owned by a director as directors' qualifying shares were returned to the Company. Concurrent with the stock split, the Company also increased the number of authorized shares to 300,000 shares and decreased the par value per share to $1.

(10) REGULATORY MATTERS

     Applicable federal regulations impose restrictions on the amounts of dividends that may be declared by the Company and the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits, and other such items.

     National banks are required to obtain approval of the Office of the Comptroller of the Currency (OCC) if dividends declared in any year exceed the profits of that year combined with the net retained profits of the preceding two years. In 1996, the Bank will have available for the payment of dividends to the Company, without approval of the OCC, its net retained profits of 1995 and 1994, totaling $4,739,000 adjusted for 1996 operations.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. The prompt corrective actions of FDICIA place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. The restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution is required to have at least a 5% leverage ratio, a 6% Tier I risk-based capital ratio, and a 10% total risk-based capital ratio. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one category because of safety and soundness concerns.

     At December 31, 1995, the Bank's leverage ratio was 10.71%, Tier I risk-based ratio was 17.25%, and total risk-based ratio was 18.03%.

(11) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                                CONTRACTUAL OR
                                                                               NOTIONAL AMOUNT
                                                                             AT DECEMBER 31, 1995
                                                                             --------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit.............................................       $3,249,000
  Standby letters of credit and financial guarantees written...............          448,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; crop liens; real estate; and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

(12) CONCENTRATION OF CREDIT RISK

     The Bank grants real estate, commercial, and agricultural loans to customers primarily in north Louisiana. Although the Bank has a diversified loan portfolio, a substantial portion (approximately 40%) of its loans, although not necessarily originated for the purposes of real estate acquisition, are secured by real estate, including first mortgages on one- to four-family residences. In addition, a large portion of the Bank's portfolio

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY is secured by agricultural crops and equipment (approximately 10%). The Bank's ability to fully collect its loans could depend upon the real estate market and agricultural industry in north Louisiana. The Bank typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and liens on crops and equipment and is readily accessible to the Bank.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS AND INTEREST-BEARING DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS

     For those short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES

     The fair value, which approximates the estimated market values, of longer term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value, which approximates the estimated market values, of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial and consumer. The carrying amount of performing loans that were funded and will mature within twelve months of the balance sheet date approximate the fair value of those loans. Additionally, the carrying amount of adjustable rate loans that reprice within ninety days also approximate the fair value of those loans. The fair value of the remaining performing and nonperforming loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

ACCRUED INTEREST

     The fair value of the Company's accrued interest receivable and accrued interest payable amounts approximate their carrying value due to the short maturity of these financial instruments.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

DEPOSIT LIABILITIES

     The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, and interest-bearing transaction accounts is equal to the amount payable as of December 31, 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     The estimated fair values of the Company's financial instruments at December 31, 1995, is as follows:

                                                                                       ESTIMATED
                                                                          CARRYING       FAIR
                                                                           AMOUNT        VALUE
                                                                          --------     ---------
                                                                          (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and due from banks...............................................  $  4,653      $ 4,653
  Interest bearing deposits with banks..................................    11,044       11,044
  Securities available-for-sale.........................................    28,674       28,674
  Loans, net receivable.................................................    70,474       69,853
  Accrued interest receivable...........................................     1,300        1,300
Financial liabilities:
  Deposits:
     Demand.............................................................    19,035       19,035
     Savings and interest-bearing transaction accounts..................    29,130       29,130
     Certificates of deposits and other time............................    55,647       55,750
  Accrued interest payable..............................................       534          534

(14) CONTINGENCIES

     Various suits and claims arise in the ordinary course of business involving the Company and the Bank. In the opinion of management of the Company and the Bank, the ultimate disposition of unsettled claims will not have a material adverse effect on the Company's or the Bank's financial condition.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                  SEPTEMBER 30,
                                                                                      1996
                                                                                  -------------
                                            ASSETS
Cash and due from banks.........................................................    $   6,444
Interest-bearing deposits.......................................................        2,459
Securities available-for-sale...................................................       33,099
Loans, net of allowance for loan losses of $547.................................       80,619
Bank premises and equipment, net................................................          867
Accrued interest receivable.....................................................        1,483
Other assets....................................................................          249
                                                                                    ---------
                                                                                    $ 125,220
                                                                                    =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing...........................................................    $  18,730
  Interest-bearing..............................................................       91,558
                                                                                    ---------
          Total Deposits........................................................      110,288
Other liabilities...............................................................        1,032
                                                                                    ---------
          Total Liabilities.....................................................      111,320
Stockholders' equity:
  Common Stock, par value $1 per share. Authorized 300,000 shares; issued and
     outstanding 152,000 shares.................................................          152
  Surplus.......................................................................          736
  Undivided profits.............................................................       12,951
  Net unrealized gains on available-for-sale securities, net of income tax......           61
                                                                                    ---------
          Total stockholders' equity............................................       13,900
Commitments and contingent liabilities..........................................
                                                                                    ---------
                                                                                    $ 125,220
                                                                                    =========

     See accompanying notes to condensed consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                    CONDENSED CONSOLIDATED INCOME STATEMENT
             FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995, AND
                 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                  THREE MONTHS
                                                          NINE MONTHS ENDED      ENDED SEPTEMBER
                                                            SEPTEMBER 30,              30,
                                                          -----------------     -----------------
                                                           1996       1995       1996       1995
                                                          ------     ------     ------     ------
                                                                        (UNAUDITED)
Interest Income:
  Loans.................................................  $6,333     $6,184     $2,270     $2,217
  Interest-bearing deposits with other financial
     institutions.......................................     230        113         16         10
  Securities............................................   1,674      1,374        576        454
                                                          ------     ------     ------     ------
          Total interest income.........................   8,237      7,671      2,862      2,681
                                                          ------     ------     ------     ------
Interest expense:
  Deposits..............................................   3,225      2,628      1,082        942
  Funds purchased.......................................       5         14          5         12
                                                          ------     ------     ------     ------
          Total interest expense........................   3,230      2,642      1,087        954
                                                          ------     ------     ------     ------
          Net interest income...........................   5,007      5,029      1,775      1,727
Provision for loan losses...............................     285        205        105         45
                                                          ------     ------     ------     ------
          Net interest income after provision for loan
            losses......................................   4,722      4,824      1,670      1,682
                                                          ------     ------     ------     ------
Other operating income:
  Service charges, fees, and commissions................     602        503        212        173
  Other income..........................................     236        239         65         89
                                                          ------     ------     ------     ------
          Total other operating income..................     838        742        277        262
                                                          ------     ------     ------     ------
Other operating expenses:
  Salaries and employee benefits........................   1,522      1,507        523        460
  Occupancy and equipment...............................     409        397        124        124
  Other.................................................     912        824        319        229
                                                          ------     ------     ------     ------
          Total other operating expenses................   2,843      2,728        966        813
                                                          ------     ------     ------     ------
          Income before income tax expense..............   2,717      2,838        981      1,131
Income tax expense......................................     879        956        324        381
                                                          ------     ------     ------     ------
          Net income....................................  $1,838     $1,882     $  657     $  750
                                                          ======     ======     ======     ======
Net income per share:
  Primary earnings per share............................  $11.14     $11.91     $ 3.93     $ 4.72
                                                          ======     ======     ======     ======
  Fully diluted earnings per share......................  $11.00     $11.76     $ 3.93     $ 4.69
                                                          ======     ======     ======     ======

     See accompanying notes to condensed consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                            NET UNREALIZED
                                                                            GAINS (LOSSES)
                                                                            ON AVAILABLE-        TOTAL
                                             COMMON             UNDIVIDED      FOR-SALE      STOCKHOLDERS'
                                             STOCK    SURPLUS    PROFITS      SECURITIES        EQUITY
                                             ------   -------   ---------   --------------   -------------
                                                                      (UNAUDITED)
Balance at January 1, 1995.................   $152     $ 736     $ 8,876        $ (235)         $ 9,529
  Net Income...............................     --        --       1,882            --            1,882
  Net unrealized gain on available-for-sale
     securities, net of related income
     taxes.................................     --        --          --           260              260
                                              ----     -----     -------        ------          -------
Balance at September 30, 1995..............   $152     $ 736     $10,758        $   25          $11,671
                                              ====     =====     =======        ======          =======
Balance at January 1, 1996.................   $152     $ 736     $11,379        $  247          $12,514
  Net Income...............................     --        --       1,838            --            1,838
  Dividends Paid ($1.75 per share).........     --        --        (266)           --             (266)
  Net unrealized loss on available-for-sale
     securities, net of related income
     taxes.................................     --        --          --          (186)            (186)
                                              ----     -----     -------        ------          -------
Balance at September 30, 1996..............   $152     $ 736     $12,951        $   61          $13,900
                                              ====     =====     =======        ======          =======

     See accompanying notes to condensed consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                           1996         1995
                                                                         --------     --------
                                                                              (UNAUDITED)
Operating activities:
  Net income...........................................................  $  1,838     $  1,882
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan loss...........................................       285          205
     Provision for depreciation and amortization.......................       177          149
     Net amortization of security discounts and premiums...............        39           54
     Increase in other assets..........................................      (180)        (501)
     Increase in other liabilities.....................................       383          340
                                                                         --------     --------
          Net cash provided by operating activities....................     2,542        2,129
Investing activities:
  Net decrease in interest-bearing deposits with other financial
     institutions......................................................     8,585        3,957
  Proceeds from maturities and paydowns on securities held to
     maturity..........................................................         0        1,202
  Proceeds from maturities and paydowns on securities available for
     sale..............................................................     4,990        1,868
  Proceeds from sales of available-for-sale securities.................         0           60
  Purchases of securities available for sale...........................    (9,736)        (853)
  Net increase in loans................................................   (10,430)     (12,546)
  Purchase of equipment................................................      (370)         (78)
                                                                         --------     --------
          Net cash used by investing activities........................    (6,961)      (6,390)
Financing activities:
  Net increase in deposits.............................................     6,476        2,980
  Increase in federal funds purchased..................................         0        1,100
  Dividend payment.....................................................      (266)           0
                                                                         --------     --------
          Net cash provided by financing activities....................     6,210        4,080
Increase (decrease) in cash and cash equivalents.......................     1,791         (181)
Cash and cash equivalents at beginning of year.........................     4,653        3,780
                                                                         --------     --------
Cash and cash equivalents at end of period.............................  $  6,444     $  3,599
                                                                         ========     ========

     See accompanying notes to condensed consolidated financial statements.

                  WEST CARROLL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements are unaudited, but include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position, results of operations, and cash flows.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Securities and Exchange Commission rules and regulations. The consolidated financial statements and footnotes included herein should be read in conjunction with West Carroll's annual consolidated financial statements as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included elsewhere herein.

(2) SECURITIES

     The amortized cost and approximate market values (carrying value) of securities available-for-sale at September 30, 1996, are summarized as follows (in thousands of dollars):

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                       COST        GAINS        LOSSES      VALUE
                                                     ---------   ----------   ----------   -------
    State and Municipal............................   $ 2,622       $ 22        $   --     $ 2,644
    Mortgage-backed Securities and Collateralized
      Mortgage Obligations.........................    29,361        230          (158)     29,433
    Stocks.........................................     1,016         --            --       1,016
    Other Securities...............................         8         --            (2)          6
                                                      -------       ----        ------     -------
                                                      $33,007       $252        $ (160)    $33,099
                                                      =======       ====        ======     =======

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of West Carroll's loan portfolio is as follows (in thousands of dollars):

                                                                              SEPTEMBER 30,
                                                                                  1996
                                                                              -------------
    Commercial..............................................................     $18,189
    Mortgage Loans..........................................................       9,178
    Real Estate.............................................................      22,136
    Agriculture.............................................................      17,798
    Installment.............................................................      16,923
                                                                                 -------
                                                                                  84,224
    Less:
      Discounts on purchased loans..........................................      (2,137)
      Unearned discount.....................................................        (921)
      Allowance for loan losses.............................................        (547)
                                                                                 -------
              Net loans.....................................................     $80,619
                                                                                 =======

     Changes in the allowance for loan losses for the nine months ended September 30, 1996 and 1995 are summarized as follows (in thousands of dollars):

                                                                                1996     1995
                                                                                ----     ----
Balance, January 1,...........................................................  $557     $443
  Provision charged to operating expenses.....................................   285      205
  Loans charged off...........................................................  (440)    (124)
  Recoveries on loans.........................................................   145       48
                                                                                ----     ----
Balance, September 30.........................................................  $547     $572
                                                                                ====     ====

NET INCOME PER SHARE

     The number of shares used in computing primary net income per share was 165,000 and 158,000 for the nine month periods ended September 30, 1996 and 1995 and 167,000 and 159,000 for the three month periods then ended. The number of shares used in computing fully diluted net income per share was 167,000 and 160,000 for the nine month periods ended September 30, 1996 and 1995 and 167,000 and 160,000 for the three month periods then ended.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         WEST CARROLL BANCSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF JUNE 25, 1996

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Parties................................................................................   A-5
Preamble...............................................................................   A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER..........................................   A-5
      1.1   Merger.....................................................................   A-5
      1.2   Time and Place of Closing..................................................   A-5
      1.3   Effective Time.............................................................   A-5
ARTICLE 2 -- TERMS OF MERGER...........................................................   A-6
      2.1   Certificate of Incorporation...............................................   A-6
      2.2   Bylaws.....................................................................   A-6
      2.3   Directors and Officers.....................................................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES...............................................   A-6
      3.1   Conversion of Shares.......................................................   A-6
      3.2   Anti-Dilution Provisions...................................................   A-6
      3.3   Shares Held by WCB or Regions..............................................   A-6
      3.4   Dissenting Stockholders....................................................   A-6
      3.5   Fractional Shares..........................................................   A-7
      3.6   Conversion of Stock Rights.................................................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES........................................................   A-8
      4.1   Exchange Procedures........................................................   A-8
      4.2   Rights of Former WCB Stockholders..........................................   A-9
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF WCB.....................................   A-9
      5.1   Organization, Standing, and Power..........................................   A-9
      5.2   Authority; No Breach By Agreement..........................................   A-9
      5.3   Capital Stock..............................................................  A-10
      5.4   WCB Subsidiaries...........................................................  A-10
      5.5   Financial Statements.......................................................  A-11
      5.6   Absence of Undisclosed Liabilities.........................................  A-11
      5.7   Absence of Certain Changes or Events.......................................  A-11
      5.8   Tax Matters................................................................  A-11
      5.9   Assets.....................................................................  A-12
      5.10  Environmental Matters......................................................  A-12
      5.11  Compliance With Laws.......................................................  A-13
      5.12  Employee Benefit Plans.....................................................  A-13
      5.13  Material Contracts.........................................................  A-14
      5.14  Legal Proceedings..........................................................  A-15
      5.15  Statements True and Correct................................................  A-15
      5.16  Accounting, Tax, and Regulatory Matters....................................  A-16
      5.17  State Takeover Laws........................................................  A-16
      5.18  Directors' Agreements......................................................  A-16
      5.19  Charter Provisions.........................................................  A-16
      5.20  Derivatives Contracts......................................................  A-16
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.................................  A-16
      6.1   Organization, Standing, and Power..........................................  A-16
      6.2   Authority; No Breach By Agreement..........................................  A-16
      6.3   Capital Stock..............................................................  A-17
      6.4   SEC Filings; Financial Statements..........................................  A-17
      6.5   Absence of Undisclosed Liabilities.........................................  A-17
      6.6   Absence of Certain Changes or Events.......................................  A-18
      6.7   Compliance With Laws.......................................................  A-18
      6.8   Legal Proceedings..........................................................  A-18

                                                                                         PAGE
                                                                                         ----
      6.9   Statements True and Correct................................................  A-18
      6.10  Accounting, Tax, and Regulatory Matters....................................  A-19
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..................................  A-19
      7.1   Affirmative Covenants of WCB...............................................  A-19
      7.2   Negative Covenants of WCB..................................................  A-19
      7.3   Covenants of Regions.......................................................  A-21
      7.4   Adverse Changes in Condition...............................................  A-21
      7.5   Reports....................................................................  A-21
ARTICLE 8 -- ADDITIONAL AGREEMENTS.....................................................  A-22
      8.1   Registration Statement; Proxy Statement; Stockholder Approval..............  A-22
      8.2   Exchange Listing...........................................................  A-22
      8.3   Applications...............................................................  A-22
      8.4   Filings with State Offices.................................................  A-22
      8.5   Agreement as to Efforts to Consummate......................................  A-22
      8.6   Investigation and Confidentiality..........................................  A-23
      8.7   Press Releases.............................................................  A-23
      8.8   Certain Actions............................................................  A-23
      8.9   Accounting and Tax Treatment...............................................  A-24
      8.10  State Takeover Laws........................................................  A-24
      8.11  Charter Provisions.........................................................  A-24
      8.12  Agreement of Affiliates....................................................  A-24
      8.13  Employee Benefits and Contracts............................................  A-24
      8.14  Indemnification............................................................  A-25
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........................  A-25
      9.1   Conditions to Obligations of Each Party....................................  A-25
      9.2   Conditions to Obligations of Regions.......................................  A-26
      9.3   Conditions to Obligations of WCB...........................................  A-27
ARTICLE 10 -- TERMINATION..............................................................  A-28
     10.1   Termination................................................................  A-28
     10.2   Effect of Termination......................................................  A-29
     10.3   Non-Survival of Representations and Covenants..............................  A-29
ARTICLE 11 -- MISCELLANEOUS............................................................  A-29
     11.1   Definitions................................................................  A-29
     11.2   Expenses...................................................................  A-34
     11.3   Brokers and Finders........................................................  A-34
     11.4   Entire Agreement...........................................................  A-34
     11.5   Amendments.................................................................  A-35
     11.6   Waivers....................................................................  A-35
     11.7   Assignment.................................................................  A-35
     11.8   Notices....................................................................  A-35
     11.9   Governing Law..............................................................  A-36
     11.10  Counterparts...............................................................  A-36
     11.11  Captions...................................................................  A-36
     11.12  Interpretations............................................................  A-36
     11.13  Enforcement of Agreement...................................................  A-36
     11.14  Severability...............................................................  A-36
Signatures.............................................................................  A-37

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                           DESCRIPTION
------        ----------------------------------------------------------------------------------
1.       --   Form of Directors' Agreement. (sec. 5.18).
2.       --   Form of agreement of affiliates of WCB. (sec.sec. 8.12 , 9.2(e)).
3.       --   Matters as to which Pickering, Cotogno & Dunn will opine. (sec. 9.2(d)).
4.       --   Form of Claims Letter. (sec. 9.2(f)).
5.       --   Matters as to which Lange, Simpson, Robinson & Somerville will opine.
              (sec. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 25, 1996, by and between WEST CARROLL BANCSHARES, INC. ("WCB"), a corporation organized and existing under the laws of the State of Louisiana, with its principal office located in Bastrop, Louisiana; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of WCB and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of WCB by Regions pursuant to the merger of WCB into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of WCB shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of WCB shall become stockholders of Regions and each of the subsidiaries of WCB shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of WCB, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests." Simultaneously with the execution and delivery of this Agreement, as a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, each of WCB's directors and executive officers will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, WCB shall be merged into and with Regions in accordance with the provisions of Sections 12:115 of the LBCL and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of WCB and Regions.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M., Central Daylight Time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Central Daylight Time), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, in Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Louisiana Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Louisiana and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of WCB approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of WCB Common Stock (excluding shares held by WCB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 4.0 shares of Regions Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by WCB or Regions. Each of the shares of WCB Common Stock held by any WCB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of WCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Part XIII of the LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the LBCL, including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of WCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of WCB Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of this Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by Section 4.1 of this Agreement. WCB will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to WCB.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of WCB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Rights.

     (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of WCB Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("WCB Rights") granted by WCB under the WCB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each WCB Right, in accordance with the terms of the WCB Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for WCB and the Committee of WCB's Board of Directors (including, if applicable, the entire Board of Directors of WCB) administering such WCB Stock Plan, (ii) each WCB Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such WCB Right shall be equal to the number of shares of WCB Common Stock subject to such WCB Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such WCB Right shall be adjusted by dividing the per share exercise (or threshold) price under each such WCB Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of WCB Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted WCB Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each WCB Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each WCB Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such WCB Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Regions shall comply with the terms of each WCB Stock Plan to ensure, to the extent required by, and subject to the provisions of, such WCB Stock Plan, that WCB Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of WCB Rights assumed by it in accordance with this
Section 3.6. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Regions shall administer the WCB Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the WCB Stock Plan complied with such rule prior to the Merger.

     (c) All restrictions or limitations on transfer with respect to WCB Common Stock awarded under the WCB Stock Plans or any other plan, program, or arrangement of any WCB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES


     4.1 Exchange Procedures. Promptly after the Effective Time, Regions and the Surviving Corporation shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of WCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of WCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of WCB Common Stock (other than shares to be canceled pursuant to Section of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 131 of the LBCL and as contemplated by
Section 3.4 of this Agreement) issued and outstanding at the Effective Time, promptly upon the surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement and, to the extent required by Section 3.5 of this Agreement, cash in lieu of any fractional share of Regions Common Stock to which such holder otherwise would be entitled (without interest). Until so surrendered, each outstanding certificate of WCB Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of WCB Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the certificate or certificates representing the shares of Regions Common Stock or any cash payments to which any former holder of WCB Common Stock is entitled as a result of the Merger, or any dividends or distributions in respect of shares of Regions Common Stock, until such holder surrenders such holder's certificate or certificates representing the shares of WCB Common Stock for exchange as provided in this Section 4.1, or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of WCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, WCB, nor the Exchange Agent shall be liable to a holder of WCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former WCB Stockholders. At the Effective Time, the stock transfer books of WCB shall be closed as to holders of WCB Common Stock immediately prior to the Effective Time and no transfer of WCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section of this Agreement, each certificate theretofore representing shares of WCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 131 of the LBCL as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by WCB in respect of such shares of WCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of WCB shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of WCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing WCB Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of WCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section of this Agreement. However, upon surrender of such WCB Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest), and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF WCB

     Except as set forth in the WCB Disclosure Memorandum, WCB hereby represents and warrants to Regions that:

     5.1 Organization, Standing, and Power. WCB is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. WCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB.

     5.2 Authority; No Breach By Agreement.

     (a) WCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WCB, subject to the approval of this Agreement by the required vote of the outstanding shares of WCB Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by WCB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of WCB, enforceable against WCB in accordance with its terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and (ii) application of,

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

and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief).

     (b) Neither the execution and delivery of this Agreement by WCB, nor the consummation by WCB of the transactions contemplated hereby, nor compliance by WCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WCB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any WCB Company under, any Contract or Permit of any WCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, or (iii) subject to receipt of the requisite approvals referred to in Section (b) of this Agreement, violate any Law or Order applicable to any WCB Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by WCB of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. The authorized capital stock of WCB consists of 300,000 shares of WCB Common Stock, of which 152,000 shares are issued and outstanding as of the date of this Agreement and not more than 169,025 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of WCB are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. To the Knowledge of WCB, none of the outstanding shares of capital stock of WCB has been issued in violation of any preemptive rights of the current or past stockholders of WCB. Except as set forth above, there are no shares of capital stock or other equity securities of WCB outstanding and no outstanding Rights relating to the capital stock of WCB. WCB has reserved 17,500 shares of WCB Common Stock for issuance under the Stock Plans, pursuant to which options to purchase not more than 17,025 shares of WCB Common Stock are outstanding.

     5.4 WCB Subsidiaries. WCB has disclosed in Section 5.4 of the WCB Disclosure Memorandum all of the WCB Subsidiaries as of the date of this Agreement. WCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each WCB Subsidiary. No equity securities of any WCB Subsidiary are or may become required to be issued (other than to another WCB Company) by reason of any Rights, and there are no Contracts by which any WCB Subsidiary is bound to issue (other than to another WCB Company) additional shares of its capital stock or Rights or by which any WCB Company is or may be bound to transfer any shares of the capital stock of any WCB Subsidiary (other than to another WCB Company). There are no Contracts relating to the rights of any WCB Company to vote or to dispose of any shares of the capital stock of any WCB Subsidiary. All of the shares of capital stock of each WCB Subsidiary held by a WCB Company are authorized, validly issued, fully paid, and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the WCB Company free and clear of any Lien. Each WCB Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each WCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB. Each WCB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     5.5 Financial Statements. WCB has included in Section . of the WCB Disclosure Memorandum copies of all WCB Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all WCB Financial Statements prepared subsequent to the date hereof. The WCB Financial Statements (as of the dates thereof and for the periods covered thereby) present or will present, as the case may be, fairly the consolidated financial position of the WCB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the WCB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence from interim financial statements of any footnote disclosures).

     5.6 Absence of Undisclosed Liabilities. No WCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of WCB as of March 31, 1996 included in the WCB Financial Statements or reflected in the notes thereto. No WCB Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice or incurred in connection with the process leading up to the execution and consummation of this Agreement and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB.

     5.7 Absence of Certain Changes or Events. Since March 31, 1996, except as disclosed in the WCB Financial Statements delivered prior to the date of this Agreement, to the Knowledge of WCB, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, and (ii) the WCB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of WCB provided in Article of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement.

     5.8 Tax Matters.

     (a) All Tax returns required to be filed by or on behalf of any of the WCB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on WCB and all returns filed are complete and accurate in all material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably likely to result in a determination that would have a Material Adverse Effect on WCB, except as reserved against in the WCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the WCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the WCB Companies for the period or periods through and including the date of the respective WCB Financial Statements has been made and is reflected on such WCB Financial Statements.

     (d) Deferred Taxes of the WCB Companies have been adequately provided for in the WCB Financial Statements.

     (e) Each of the WCB Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under
Section 3406 of the Internal Revenue Code.

     (f) None of the WCB Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Liens with respect to Taxes upon any of the assets of the WCB Companies.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the WCB Companies that occurred during or after any Taxable Period in which the WCB Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No WCB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All material elections with respect to Taxes affecting the WCB Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the WCB Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (k) No WCB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. The WCB Companies have good and marketable title, free and clear of all Liens, to all of their respective owned Assets. All material tangible properties used in the businesses of the WCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with WCB's past practices. All Assets which are material to WCB's business on a consolidated basis, held under leases or subleases by any of the WCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The WCB Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the WCB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any WCB Company under such policies. The Assets of the WCB Companies include all Assets required to operate the business of the WCB Companies as presently conducted.

     5.10 Environmental Matters.

     (a) To the Knowledge of WCB, each WCB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB.

     (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any WCB Company or any of its Loan Properties or Participation Facilities (or any WCB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any WCB Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, and to the Knowledge of WCB, there is no reasonable basis for any such Litigation.

     (c) To the Knowledge of WCB, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB.

     5.11 Compliance with Laws. Each WCB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB. None of the WCB
Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any WCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, or (iii) requiring any WCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12. Employee Benefit Plans.

     (a) WCB has disclosed in Section 5.12 of the WCB Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement, copies in each case of all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any WCB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "WCB Benefit Plans"). Any of the WCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "WCB ERISA Plan." Each WCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "WCB Pension Plan." No WCB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) To the Knowledge of WCB, all WCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB. Each WCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and WCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No WCB Company has engaged in a transaction with respect to any WCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any WCB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WCB.

     (c) No WCB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any WCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any WCB Pension Plan, and (iii) no increase in benefits under any WCB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB or materially adversely affect the funding status of any such plan. Neither any WCB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any WCB Company, or the single-employer plan of any entity which is considered one employer with WCB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No WCB Company has provided, or is required to provide, security to an WCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any WCB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No WCB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any WCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No WCB Company has any Liability for retiree health and life benefits under any of the WCB Benefit Plans and there are no restrictions on the rights of such WCB Company to amend or terminate any such Plan without incurring any Liability thereunder.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any WCB Company from any WCB Company under any WCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any WCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any WCB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the WCB Financial Statements to the extent required by and in accordance with GAAP.

     5.13 Material Contracts. Except as reflected in the WCB Financial Statements, none of the WCB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any WCB Company or the guarantee by any WCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by WCB with the SEC if WCB were required to file a Form 10-K with the SEC as of the date of this

Agreement (together with all Contracts referred to in Section 5.8 and this Section 5.13 of this Agreement, the "WCB Contracts"). With respect to each WCB
Contract: (i) the Contract is in full force and effect; (ii) no WCB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB; (iii) no WCB Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of WCB, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any WCB Company for money borrowed is prepayable at any time by such WCB Company without penalty or premium.

     5.14 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of WCB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any WCB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any WCB Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB. Section 5.14 of the WCB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any WCB Company is a party as a defendant or cross-defendant and where the maximum exposure is estimated to be $50,000 or more.

     5.15 Statements True and Correct. Since January 1, 1992, or the date of organization if later, each WCB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WCB). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by an WCB Company with any Regulatory Authority complied in all material respects with all applicable Laws, and (ii) each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, or other writings, taken as a whole, furnished or to be furnished by any WCB Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any WCB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any WCB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to WCB stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by an WCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of WCB, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any WCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.16 Accounting, Tax, and Regulatory Matters. Except as specifically contemplated by this Agreement, no WCB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of WCB there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

     5.17 State Takeover Laws. To the extent applicable, each WCB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from Sections 132 et. seq. and 135 et. seq. of the LBCL and any comparable provisions of the Articles of Incorporation of WCB.

     5.18. Directors' Agreements. Each of the directors of WCB has executed and delivered to Regions a Support Agreement.

     5.19 Charter Provisions. Each WCB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any WCB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any WCB Company that may be directly or indirectly acquired or controlled by it.

     5.20 Derivatives Contracts. Neither WCB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on WCB.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to WCB as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
(iii) subject to receipt of the requisite approvals referred to in Section (b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 62,182,540 shares were issued and outstanding as of March 18, 1996. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of WCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of WCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to WCB all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1992, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.5 Absence of Undisclosed Liabilities. Except as disclosed in Section 6.5 of the Regions Disclosure Memorandum, and to the Knowledge of Regions, no Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 1996, included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.5 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 Absence of Certain Changes or Events. Since March 31, 1996, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, or in Section 6.6 of the Regions Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.7 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 Statements True and Correct. Since January 1, 1992, or the date of organization if later, each Regions Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Regions Company with any Regulatory Authority complied in all material respects with all applicable Laws, and (ii) each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, or other writings, taken as a whole, furnished or to be furnished by any Regions Company or any Affiliate thereof to WCB pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to WCB stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of WCB, be false or misleading with respect to any material fact, or contain any misstatement of a material fact or, omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 Accounting, Tax, and Regulatory Matters. Except as specifically contemplated by this Agreement, no Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of WCB. Unless the prior written consent of the chief executive officer, vice chairman, or appropriate regional president, of Regions shall have been obtained, and except as otherwise expressly contemplated herein, WCB shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact in all material respects its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections (b) and (c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of WCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, WCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, vice chairman, or appropriate regional president of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any WCB Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an WCB Company to another WCB Company) in excess of an aggregate amount outstanding at any time of $150,000 (for the WCB Companies on a consolidated basis) except in the ordinary course of the business of WCB, or such Subsidiary, consistent with past practices (which shall include, for WCB, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, whether or not WCB has previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition on any Asset of any WCB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens in effect as of the date hereof that are disclosed in the WCB Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any WCB Company, or declare or pay any dividend or make any other distribution in respect of WCB's capital stock, provided that WCB may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay annual cash dividends on the shares of WCB Common Stock at a rate, and with usual and regular record and payment dates, in accordance with past practice disclosed in Section 7.2(c) of the WCB Disclosure Memorandum and such dates may not be changed without the prior written consent of Regions; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of WCB Common Stock or any other capital stock of any WCB Company, or any Rights to acquire such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any WCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of WCB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any WCB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another WCB Company) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any WCB Company; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in each case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned WCB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any WCB Company, except in accordance with past practice or previously approved by the Board of Directors of WCB, in each case as disclosed in Section 7.2(g) of the WCB Disclosure Memorandum or as required by Law; except as disclosed in Section 7.2(g) of the WCB Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
     Section 7.2(g) of the WCB Disclosure Memorandum; and enter into or amend any severance agreements with officers of any WCB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any WCB Company except in accordance with past practice disclosed in Section 7.2(g) of the WCB Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any WCB Company and any Person (unless such amendment is required by Law) that the WCB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any WCB Company or make any material change in or to any existing employee benefit plans of any WCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any material Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any WCB Company for money damages in excess of $100,000 or imposing material restrictions upon the operations of any WCB Company; or

          (l) modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.

     7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it shall and shall cause each of its Subsidiaries to
(x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Regions Companies' core businesses and goodwill with their respective employees and the communities they serve, (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries, and (z) not amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of WCB Common Stock.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flow for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material. As of the respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. WCB shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. WCB shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) WCB shall mail the Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of WCB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of WCB shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approval.

     8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of WCB Common Stock pursuant to the Merger.

     8.3 Applications. Regions shall promptly prepare and file, and WCB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana and Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after the 30th day after execution of this Agreement, shall not interfere unreasonably with normal operations. WCB shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by WCB. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 Press Releases. Prior to the Effective Time, WCB and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except to the extent necessary to comply with the fiduciary duties or other legal obligations as advised by counsel of WCB's Board of Directors, no WCB Company nor any Affiliate thereof nor any Representative retained by any WCB Company shall: (i) directly or indirectly solicit any Acquisition Proposal from any Person;. (ii) furnish any non-public information that it is not legally obligated to furnish to any person; or (iii) negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but WCB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it or its directors are required to do so in order to comply with its or their legal obligations as advised by counsel. WCB shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. WCB shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its

Representatives not to engage in any of the foregoing subject to legal obligations and fiduciary duties as aforesaid.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each WCB Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of Sections 132 et seq. of the LBCL.

     8.11 Charter Provisions. Each WCB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any WCB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any WCB Company that may be directly or indirectly acquired or controlled by it.

     8.12. Agreement of Affiliates. WCB has disclosed in Section 8.12 of the WCB Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of WCB for purposes of Rule 145 under the 1933 Act. WCB shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of WCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and WCB have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of WCB in exchange for shares of WCB Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and WCB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of WCB pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the WCB Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of WCB should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of WCB shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of WCB shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause WCB and its Subsidiaries to honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the WCB Disclosure Memorandum to Regions between any WCB Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the WCB Benefit Plans.

     8.14. Indemnification.

     (a) For a period of six years after the Effective Time, Regions shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of each of the WCB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law and by WCB's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation, provided, however, that the indemnification provided by this Section 8.14(a) shall not apply to any claim against an Indemnified Party if such Indemnified Party knew of the existence of the claim and failed to make a good faith effort to require WCB to notify its director and officer liability insurance carrier of the existence of such claim prior to the Effective Time. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or WCB shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or WCB elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are material substantive issues which raise conflicts of interest between Regions or WCB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or WCB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of WCB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq, NMS subject to official notice of issuance.

          (g) Tax Matters. Each Party shall have received a written opinion of Alston & Bird, special counsel to Regions, in form reasonably satisfactory to the Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of WCB Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of WCB with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such special counsel for Regions shall be entitled to rely upon representations of officers of WCB and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of WCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of WCB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of WCB set forth in Sections 5.16, 5.17, and
     5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of WCB set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.16, 5.17, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on WCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of WCB or to a matter being "known" by WCB shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of WCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. WCB shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by WCB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Opinion of Counsel. Regions shall have received an opinion of Pickering, Cotogno & Dunn, counsel to WCB, dated as of the Effective Time, in form reasonably satisfactory to Regions, as to the matters set forth in
     Exhibit 3.

          (e) Affiliates Agreements. Regions shall have received from each affiliate of WCB the affiliate letter referred to in Section 8.12 of this Agreement.

          (f) Claims Letters. Each of the directors and officers of WCB shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 4.

          (g) Pooling Letter. Regions shall have received a letter from Ernst & Young LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.3 Conditions to Obligations of WCB. The obligations of WCB to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WCB pursuant to
Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to WCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WCB and its counsel shall request.

          (d) Opinion of Counsel. WCB shall have received an opinion of Lange, Simpson, Robinson & Somerville, counsel to Regions, dated as of the Effective Time, in form reasonably acceptable to WCB, as to the matters set forth in Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of WCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of WCB; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of WCB and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of WCB and
     Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of WCB and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of WCB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the LBCL at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by April 30, 1997, except that a Party that has breached the obligation to consummate the Closing and has failed to cure such breach may not terminate under this subsection; or

          (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger, other than the conditions in Section 9.2(a) in the case of WCB or 9.3(a) in the case of Regions, cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

          (g) By the Board of Directors of Regions, at any time prior to 5:00 p.m. Central Daylight Time, the 45th day after the date of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of WCB undertaken by Regions during such time period or any of the disclosures contained in the WCB Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of this Section 10.2 and Article and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), (c), or (f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3. and Articles 2, 3, 4, and 11 of this Agreement and Sections 8.12 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

          "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the General Corporation Law of Delaware.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning provided in Section 5.11 of this Agreement.

          "ERISA Plan" shall have the meaning provided in Section 5.11 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnified Party" shall have the meaning set forth in Section 8.14 of this Agreement.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LBCL" shall mean the Louisiana Business Corporation Law.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property or other Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iv) Liens that arise by operation of Law with respect to Liabilities that are not delinquent or are being contested in good faith.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of WCB into and with Regions referred to in Section of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq NMS" shall mean the National Market Service of Nasdaq or other principal exchange on which Regions Common Stock is listed or quoted at the relevant time.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either WCB or Regions, and "Parties" shall mean both WCB and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by WCB to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of WCB Common Stock.

          "Regions Common Stock" shall mean the $0.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Disclosure Memorandum" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to WCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1996, and the restated consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1995 and 1994, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1996 and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994, and 1993, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1996.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions, which shall include the Regions Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of WCB in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

          "Representatives" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of WCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments or postponements thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Support Agreement" shall mean the various support agreements, each in substantially the form of Exhibit 1.

          "Surviving Corporation" shall mean Regions as the Surviving Corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

          "WCB Benefit Plans" shall have the meaning set forth in Section 5.12 of this Agreement.

          "WCB Common Stock" shall mean the $1.00 par value common stock of WCB.

          "WCB Companies" shall mean, collectively, WCB and all WCB
     Subsidiaries.

          "WCB Contracts" shall have the meaning set forth in Section 5.13.

          "WCB Disclosure Memorandum" shall mean the written information entitled "West Carroll Bancshares, Inc. Disclosure Memorandum" delivered with 14 days of the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "WCB ERISA Plan" shall have the meaning set forth in Section 5.12(a) of this Agreement.

          "WCB Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of WCB as of March 31, 1996, and as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1996, and for each of the three years ended December 31, 1995, 1994, and 1993, included in the WCB Disclosure Memorandum, and
     (ii) the consolidated balance sheets of WCB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 1996.

          "WCB Pension Plan" shall have the meaning set forth in Section 5.12(a) of this Agreement.

          "WCB Rights" shall have the meaning set forth in Section 3.6(a) of this Agreement.

          "WCB Stock Plans" shall mean the existing stock option and other stock-based compensation plans of WCB disclosed in Section 3.5(b) of the WCB Disclosure Memorandum.

          "WCB Subsidiaries" shall mean the Subsidiaries of WCB, which shall include the WCB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of WCB in the future and owned by WCB at the Effective Time.

     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2. shall constitute or shall be deemed to constitute liquidated damages for the willful and knowing breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that, except as set forth in its Disclosure Memorandum, neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by WCB or Regions, each of WCB and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the confidentiality agreement between the Parties, which shall remain in effect. Except as contemplated by Articles 3 and 4 of this Agreement and Sections 8.12 and 8.14 of this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any approval by the holders of WCB Common Stock, there shall be made no amendment that pursuant to the LBCL requires further approval by such stockholders without the further approval of such stockholders.

     11.6. Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by WCB, to waive or extend the time for the compliance or fulfillment by WCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (b) Prior to or at the Effective Time, WCB, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WCB except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     WCB:                    West Carroll Bancshares, Inc.
                             2007 East Madison Street
                             Bastrop, Louisiana 71220
                             Telecopy Number: (318) 283-6447
                             Attention: William E. Pratt
                                     President

     Copy to Counsel:        Pickering, Cotogno & Dunn
                             301 Magazine Street
                             New Orleans, Louisiana 70130
                             Telecopy Number: (504) 581-3912
                             Attention: Gary A. Cotogno

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

     Regions:                Regions Financial Corporation
                             417 North 20th Street
                             Birmingham, Alabama 35203
                             Telecopy Number: (205) 326-7571
                             Attention: Richard D. Horsley
                                     Vice Chairman and Executive Financial
                             Officer

Copy to Counsel:             Regions Financial Corporation
                             417 North 20th Street
                             Birmingham, Alabama 35203
                             Telecopy Number: (205) 326-7099
                             Attention: Samuel E. Upchurch, Jr.
                                     General Counsel and Corporate Secretary

     11.9 Governing Law. Except to the extent the laws of the State of Louisiana apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                        WEST CARROLL BANCSHARES, INC.

By: /s/  W. Elton Kennedy                      By: /s/  William E. Pratt
    --------------------------------------     ------------------------------------------
    W. Elton Kennedy                               William E. Pratt
    Secretary                                      President
[CORPORATE SEAL]
                                               REGIONS FINANCIAL CORPORATION

By: /s/  Samuel E. Upchurch, Jr.               By: /s/ Carl E. Jones, Jr.
    --------------------------------------     ------------------------------------------
    Samuel E. Upchurch, Jr.                        Carl E. Jones, Jr.
    General Counsel and Corporate                  Regional President
      Secretary
[CORPORATE SEAL]

                                                                      APPENDIX B



              LOUISIANA STATUTES ANNOTATED-REVISED STATUTES 12:131



SEC. 131. RIGHTS OF A SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS



     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.



     B. The right to dissent provided by this Section shall not exist in the case of:



          (1) A sale pursuant to an order of a court having jurisdiction in the premises.



          (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.



          (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.



     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.



     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.



     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.



     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.



     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.



     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                         WEST CARROLL BANCSHARES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder hereby appoints Charles M. Crook and James H. Piohoff, and each or any one of them, with full power of substitution, as Proxies to represent and to vote as designated below, all the shares of common stock of West Carroll Bancshares, Inc. (the "Company") held of record by the undersigned on January 3, 1997, at the Special Meeting of Stockholders (the "Special Meeting") to be held on February 18, 1997, or any adjournments thereof.

   1. Proposal to approve the Agreement and Plan of Merger, dated as of June 25, 1996 (the "Agreement"), by and between the Company and Regions Financial Corporation ("Regions") pursuant to which the Company will merge with and into Regions and each share of the Company's common stock (except for certain shares held by the Company or Regions) will be converted into 4.0 shares of Regions common stock, and under such other terms and conditions as are set forth in the Agreement:

        FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

   2. To transact such other business as may properly come before the meeting or any adjournment thereof.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder, and in the discretion of the persons named as Proxies on all other matters which may properly come before the Special Meeting or any adjournment thereof. If no direction is made, this proxy will be voted in favor of Proposal 1.

                          (Continued on reverse side)

                             (Continued from front)

   This Proxy revokes all prior proxies with respect to the Special Meeting and may be revoked prior to its exercise.

   Please date and sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                     , 1997.
      ------------------------------------

                                                            ------------------------------------------------
                                                                          (Print Name of Stockholder)

                                                            ------------------------------------------------
                                                                           (Signature of Stockholder)

                                                            ------------------------------------------------
                                                                          (Print Name of Stockholder)

                                                            ------------------------------------------------
                                                                           (Signature of Stockholder)

      PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.